Exhibit 10.1
[***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
DISTRIBUTION, LICENSE AND
MANUFACTURING AGREEMENT
by and among
REMEDENT, INC.,
REMEDENT, N.V.,
and
DEN-MAT HOLDINGS, LLC
Dated as of August 24, 2008

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DISTRIBUTION, LICENSE AND MANUFACTURING AGREEMENT
     THIS DISTRIBUTION, LICENSE AND MANUFACTURING AGREEMENT (this “Agreement”) is made as of August 24, 2008 (the “Effective Date”) by and among Remedent, Inc., a Nevada corporation (“Remedent Nevada”), Remedent N.V., a Belgian corporation (“Remedent Belgium”, and together with Remedent Nevada, “Remedent”), and Den-Mat Holdings, LLC, a Delaware limited liability company (“Den-Mat”).
     WHEREAS, Remedent has developed and desires to market, distribute, license and sell certain products and services and Remedent desires to appoint Den-Mat to act as the sole and exclusive distributor of such products and services for Remedent in the Territory (as defined below) and, with certain limitations, as a non-exclusive distributor of such products and services for Remedent outside the Territory;
     WHEREAS, Den-Mat and Remedent have agreed that Den-Mat will purchase certain products manufactured by or for Remedent for a specified period of time (subject to extension) and that Den-Mat will make royalty payments to Remedent in connection with the sale of certain products by Den-Mat;
     WHEREAS, Remedent owns certain patents, trademarks and other intellectual property, and has rights pursuant to certain licenses and other agreements with respect to other patents, trademarks and other intellectual property, and Remedent desires to grant to Den-Mat (to the extent such third party licenses and other agreements permit) an exclusive license of such patents, trademarks and other intellectual property in the Territory and a non-exclusive license of such patents, trademarks and other intellectual property in the Excluded Markets and the China Market (each as defined below); and
     WHEREAS, Remedent desires to grant Den-Mat the non-exclusive right to manufacture or have manufactured certain products developed by Remedent.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Remedent and Den-Mat hereby agree as follows.
1. Defined Terms.
     Capitalized terms used herein without definition shall have the respective meanings given to them in Schedule 1.
2. Distribution Rights.
2.1 Appointment as Distributor of the Products.
     2.1.1 Exclusive Distributor. Subject to the terms and conditions in this Agreement, Remedent hereby appoints Den-Mat as the sole and exclusive (even as to Remedent) distributor to market, distribute, license and sell Products in the Territory, and Den-Mat hereby accepts this appointment. For each market in the Territory, Den-Mat may appoint one or more sub-

distributors and subcontractors to market, distribute, license and sell the Products in the Territory, without Remedent’s consent.
     2.1.2 Treatment of China. [***]
     2.1.3 Non-Exclusive Distributor. [***]
     2.1.4 Subdistributors. Den-Mat may authorize sub-distributors and subcontractors to market, distribute, license and sell Products in accordance with this Section 2, provided that within ten (10) days after the appointment of such sub-distributor or subcontractor after the Effective Date, Den-Mat shall notify Remedent of the identity, address and market of such sub-distributor or subcontractor. Den-Mat shall not sell or otherwise transfer Products to any sub-distributor or subcontractor until such sub-distributor or subcontractor enters into a form of written agreement (“Subdistributor Agreement”) with Den-Mat, which shall (a) include provisions to bind such sub-distributor or subcontractor to terms and conditions substantially similar to the product and territorial scope and other limitations set forth in Sections 2 and 3 and (b) authorize Remedent to enforce such provisions.
2.2 Future Increase of the Territory.
     2.2.1 Addition of Excluded Markets. [***]

     2.2.2 Addition of China Market. [***]

     2.2.3 Expansion of Territory. [***]
2.3 Potential Future Distribution Rights.
     2.3.1 Right to Distribute Future Remedent Veneer Products. Remedent hereby grants Den-Mat the first right to hold sole and exclusive distribution rights to market, distribute, license and sell all future veneer products that are not GlamSmile Products (each, a “Remedent Veneer Product”) developed (whether directly or indirectly, individually or jointly with others) by or for Remedent (or any of Remedent’s Affiliates) in all existing and future markets worldwide; provided, however, that any grant of rights developed jointly with others will be subject to the rights, if any, of the joint developers. Remedent shall give Den-Mat written notice of each additional Remedent Veneer Product as the same is developed, which notice shall identify such Remedent Veneer Product and the anticipated market therefor. Remedent shall not market, distribute, license or sell any Remedent Veneer Product except through a third party pursuant to a written agreement, and Remedent shall not grant to any Person the right to manufacture, market, license, distribute or sell any Remedent Veneer Product unless it has complied with this Section 2.3.1. Prior to appointing any Person as a distributor for any Remedent Veneer Product: Remedent shall deliver to Den-Mat (a) at least thirty (30) days prior to entering into such distribution agreement, a notice identifying the Remedent Veneer

Product(s) that is the subject of such distribution agreement, the identity of the proposed distributor and a summary of the terms and conditions of such proposed distribution agreement, and (b) at least fifteen (15) days prior to entering into such distribution agreement, a copy of the complete and final proposed distribution agreement and a notice of the date on which such distribution agreement is to be executed (the “Proposed Remedent Veneer Signing Date”). At any time prior to the second Business Day preceding the Proposed Remedent Veneer Signing Date set forth in such notice from Remedent, Den-Mat may elect, effective upon delivery of notice to that effect to Remedent, to enter into such distribution agreement in lieu of such other Person on the terms and conditions set forth in such final distribution agreement (but with appropriate modifications to the terms thereof to the extent any of the terms of such final distribution agreement are unique to such other Person and are incapable of performance by Den-Mat). If Den-Mat notifies Remedent that it elects to enter into such distribution agreement in lieu of such other Person, Den-Mat and Remedent shall promptly thereafter negotiate in good faith any appropriate modifications to the terms thereof, to the extent any of the terms of such final distribution agreement are unique to such other Person and are incapable of performance by Den-Mat, and execute and deliver such distribution agreement. If Den-Mat does not deliver a notice of exercise with respect to any distribution agreement for Remedent Veneer Product(s) prior to the second Business Day preceding the Proposed Remedent Veneer Signing Date, as referred to above, then during the ten (10) Business Day period commencing with such Proposed Remedent Veneer Signing Date, Remedent and such other Person may enter into the final distribution agreement, provided there is no modification of the terms thereof from the final version provided to Den-Mat. If Remedent and such Person do not enter into a distribution agreement within the ten (10) Business Day period referred to in the preceding sentence, Remedent shall not thereafter enter into a distribution agreement with respect to the Remedent Veneer Product(s) subject to such agreement (with such Person or any other Person) without first again complying with each of the procedures set forth in this Section 2.3.1.
     2.3.2 Right of First Offer on Other Remedent Potential Products. Remedent hereby grants Den-Mat the right of first offer to have the sole and exclusive worldwide right to market, distribute, license and sell all of the Other Potential Products (a) worldwide, or alternatively, (b) in one or more of the United States, the United Kingdom and Canada. Remedent shall give Den-Mat written notice of each Other Potential Product as the same is developed, which notice shall identify such Other Potential Product and the anticipated market therefor. During the forty-five (45) day period after delivery of such notice, Remedent shall provide such information and access to its development, marketing and sales personnel as Den-Mat may reasonably request in order to evaluate such Other Potential Product. On or before the expiration of such forty-five (45) day period, Den-Mat shall notify Remedent if it elects to exercise the rights granted under this Section 2.3.2, and if Den-Mat fails to notify Remedent during such forty-five (45) day period it will be deemed to have waived its rights under this Section 2.3.2 with respect to such Other Potential Product. If Den-Mat delivers such a notice, Den-Mat and Remedent shall promptly commence negotiations with respect to the terms and conditions on which Den-Mat will become the sole and exclusive distributor for such Other Potential Product on a worldwide basis or in one or more of the United States, the United Kingdom and Canada, and Den-Mat and Remedent shall engage in such negotiations in good faith. During the period commencing on the delivery of such notice by Remedent and ending on the later of (a) the end of such forty-five (45) day period, or, if earlier, the date Den-Mat notifies Remedent that it will not exercise its rights under this Section 2.3.2 with respect to such Other

Potential Product or (b) the date negotiations between Den-Mat and Remedent with respect to a potential distribution agreement with respect to such Other Potential Product terminate, Remedent shall not directly distribute, nor shall it authorize any Person to distribute, such Other Potential Product. If Remedent notifies Den-Mat of any Other Potential Product and Den-Mat does not deliver to Remedent the notice of exercise referred to above or reach an agreement with Remedent to become a distributor with respect to such Other Potential Product, or Den-Mat waives the right of first offer under this Section 2.3.2, Remedent may thereafter market , distribute, license and sell such Other Potential Product, including the use of sub-distributors and subcontractors, provided, however, Remedent shall not designate any licensee, subcontractor or distributor for such Other Potential Product on a worldwide basis or in the United States, the United Kingdom or Canada except as hereafter provided in this Section 2.3.2.
          (i) Appointment Within Six Months. If Remedent notifies Den-Mat of any Other Potential Product and Den-Mat does not become the sole and exclusive distributor of such Other Potential Product, either because Den-Mat does not exercise its rights under this Section 2.3.2 with respect to such Other Potential Product or, having exercised such rights, is unable to reach agreement with Remedent with respect to the terms and conditions of such distribution agreement, Remedent may designate another Person as the exclusive distributor of such Other Potential Product worldwide or in one or more of the United States, the United Kingdom and Canada at any time during the six (6) month period after the later of the expiration of the forty five (45) day period referred to above or the date Remedent and Den-Mat terminate their negotiations regarding the terms and conditions of such distribution agreement; provided, however, if Den-Mat delivered a notice of exercise with respect to such Other Potential Product during the forty five (45) day period referred to above, the terms and conditions of the distribution agreement with such other Person shall not be more favorable to such other Person than the terms and conditions last offered in writing by Remedent to Den-Mat. If Remedent has not entered into an exclusive distribution agreement with respect to such Other Potential Product on a worldwide basis or in the United States, the United Kingdom or Canada, as the case may be, within the six (6) month period referred to in the preceding sentence, it may not thereafter appoint a distributor for such Other Potential Product in such territory unless it again complies with the procedures set forth above in this Section 2.3.2.
          (ii) Different Scope. If Remedent notifies Den-Mat of any Other Potential Product and Den-Mat does not become the sole and exclusive distributor of such Other Potential Product worldwide or in the United States, the United Kingdom or Canada (as applicable for purposes of this Section 2.3.2(ii)), either because Den-Mat does not exercise its rights under this Section 2.3.2 with respect to such Other Potential Product or, having exercised such rights, is unable to reach agreement with Remedent with respect to the terms and conditions of such distribution agreement, Remedent may from time to time designate another Person as a distributor of such Other Potential Product in one or more markets less than all of the United States, the United Kingdom or Canada or on a scope less than sole and exclusive in one or more of such markets if Remedent: (A) delivers to Den-Mat at least thirty (30) days prior to entering into such distribution agreement, a notice identifying the Other Potential Product that is the subject of such distribution agreement, the identity of the proposed distributor and a summary of the terms and conditions of such proposed distribution agreement, and (B) delivers to Den-Mat at least fifteen (15) days prior to entering into such distribution agreement, a copy of the complete and final proposed distribution agreement and a notice of the date on which such distribution agreement is to be executed (the “Proposed Remedent Other Products Signing Date”). At any time prior to the second Business Day preceding the Proposed Remedent Other Products Signing Date set forth in such notice from Remedent, Den-Mat may elect, effective upon delivery of notice to that effect to Remedent, to enter into such distribution agreement in lieu of such other Person on the terms and conditions set forth in such final distribution agreement (but with appropriate modifications to the terms thereof to the extent any of the terms of such final distribution agreement are unique to such other Person and are incapable of performance by Den-Mat). If Den-Mat notifies Remedent that it elects to enter into such distribution agreement in lieu of such other Person, Den-Mat and Remedent shall promptly thereafter negotiate in good faith any appropriate modifications to the terms thereof, to the extent any of the terms of such final distribution agreement are unique to such other Person and are incapable of performance by Den-Mat, and execute and deliver such distribution agreement. If Den-Mat does not deliver a notice of exercise with respect to any distribution agreement for Other Potential Product(s) prior to the second Business Day preceding the Proposed Remedent Other Products Signing Date, as referred to above, then during the five (5) day period commencing with such Proposed Remedent Other Products Signing Date, Remedent and such other Person may enter into the final distribution agreement, provided there is no modification of the terms thereof from the final version provided to Den-Mat. If Remedent and such Person do not enter into a distribution agreement within the five (5) day period referred to in the preceding sentence, Remedent shall not thereafter enter into a distribution agreement with respect to the Other Potential Product(s) subject to such agreement (with such Person or any other Person) without first again complying with each of the procedures set forth in this Section 2.3.2(ii) (and if more than six (6) months have passed since Remedent last delivered the notice contemplated by the second sentence of this Section 2.3.2, also comply with each of the other provisions of this Section 2.3.2).
2.4 Cessation of Use.
     2.4.1 End of Guaranty Period. Upon expiration or termination of the Guaranty Period, the sole and exclusive distribution rights provided for in Section 2.1.1 shall be amended, without the need for any further action by any Party, to become non-exclusive distribution rights instead of sole and exclusive distribution rights (with the effect that the phrase ‘the sole and exclusive (even as to Remedent)’ in Section 2.1.1 shall be deemed to mean ‘non-exclusive’ even if the text is not physically modified).
     2.4.2 End of Agreement. Upon termination of this Agreement or, if later, upon the conclusion of any applicable Sell-Off Period, Den-Mat shall cease having rights to market, distribute, license and sell Products in the Territory.
3. Intellectual Property License Rights.
3.1 Grants.
     3.1.1 Use of Existing Intellectual Property in the Territory. Subject to the terms and conditions in this Agreement, Remedent hereby grants to Den-Mat a sole and exclusive (even as to Remedent) transferable and sublicensable right and license to use within the Territory the Intellectual Property owned or used by Remedent that is related to the Products as it exists on the Effective Date. Notwithstanding the foregoing, (a) Remedent retains the right to use and license to any Person performing contract manufacturing for Remedent (concurrently with Den-Mat’s right to use) such Intellectual Property solely in connection with the manufacture of the Products and for internal product development related to the Products and (b) this grant shall not include any rights to the name or trademark ‘Remedent’. For purposes of clarity, during the Guaranty Period Remedent shall not use the name or trademark ‘GlamSmile’ in the Territory without the prior written consent of Den-Mat. During the forty-five (45) day period after the Effective Date, Den-Mat shall provide such cooperation to Remedent as Remedent may reasonably request related to developing and implementing guidelines for use of the trademarks included among the Intellectual Property licensed to Den-Mat pursuant to this Section 3.1.1 sufficient to enable Remedent to preserve such trademarks; provided, however, Den-Mat shall not be required to adopt or implement any such guideline to the extent doing so would adversely affect Den-Mat’s ability to comply with the terms of this Agreement, materially impact Den-Mat’s costs of performance under this Agreement or otherwise would not be commercially reasonable.
     3.1.2 Use of Existing Intellectual Property in the Excluded Markets. Subject to the terms and conditions in this Agreement, Remedent hereby grants to Den-Mat a non-exclusive, transferable and sublicensable right and license to use in the China Market and the Excluded Markets the Intellectual Property licensed or owned by Remedent that is related to the Products, whether existing on the Effective Date or developed or acquired by Remedent after the Effective Date, except (a) as specifically identified on Schedule 3.1.2, (b) subject to the limitations set forth in Section 3.2, (c) this grant shall not include any rights to the name or trademark ‘Remedent’ and (d) use of the “GlamSmile” name or trademark in the Excluded Markets shall be limited as provided in Schedule 3.1.2.
     3.1.3 Use of Future Intellectual Property. Subject to the terms and conditions in this Agreement, Remedent hereby grants to Den-Mat a sole and exclusive (even as to Remedent) transferable and sublicensable right and license to use within the Territory the Intellectual Property owned or used by Remedent that is related to the Products and is developed (whether directly or indirectly, individually or jointly with others) by Remedent (or any of Remedent’s Affiliates) or acquired by Remedent (or any of Remedent’s Affiliates) after the Effective Date, except that (a) such grant is subject to the limitations set forth in Section 3.2, (b) Remedent retains the right to use and license to any Person providing contract manufacturing to Remedent (concurrently with Den-Mat’s right to use) such Intellectual Property solely in connection with the manufacture of the Products for Den-Mat and for internal product development related to the Products for Den-Mat and (c) Remedent retains the right to use and license to any Person providing contract manufacturing to Remedent (concurrently with Den-Mat’s right to use) any of such Intellectual Property directly related to the Product manufacturing process or the Tray delivery process solely in connection with the manufacture of the Products.
3.2 Rights in Future Intellectual Property.
     3.2.1 Remedent. Remedent shall promptly notify Den-Mat of any Intellectual Property developed (whether directly or indirectly, individually or jointly with others) by Remedent (or any of Remedent’s Affiliates) or acquired by Remedent (or any of Remedent’s Affiliates) after the Effective Date related to the Products and concurrently therewith deliver such Intellectual Property to Den-Mat as provided in Section 3.3. The grants provided in Section

3.1 shall not apply to any Intellectual Property licensed by Remedent after the Effective Date for which, despite commercially reasonable efforts, Remedent is not able to obtain a sublicense or the right to grant a sublicense enabling Remedent to grant the license contemplated by Section 3.1; provided, however, Remedent shall not thereafter use such Intellectual Property in competition with the Products during the Guaranty Period, except in the Excluded Markets and in the China Market or in connection with the purpose of manufacturing the Products for Den-Mat under the terms of this Agreement. Upon being advised that any Intellectual Property Remedent desires to license from another Person after the Effective Date would not be available to Den-Mat as contemplated by Section 3.1, Remedent shall give prompt written notice of such event to Den-Mat and thereafter will not license such Intellectual Property without first cooperating with Den-Mat for a period of at least fifteen (15) Business Days, in such manner as Den-Mat may reasonably request, to obtain a license of such Intellectual Property, on commercially reasonable terms, in the scope contemplated by Section 3.1 or in such more limited scope as Den-Mat may agree.
3.3 Delivery of Intellectual Property. In connection with the licenses granted to Den-Mat pursuant to Section 3.1, Remedent shall deliver to Den-Mat, not less than one (1) copy of all computer object code (in machine readable form) and all computer source code and other technology related to the Intellectual Property of Remedent that is related to the Products; provided, however, the source code related to the software licensed from SensAble Technologies, Inc. shall not be delivered and instead shall be held in an escrow arrangement of which Remedent shall cause Den-Mat to be a direct beneficiary in the event of Remedent’s bankruptcy. From time to time as upgrades or updates of the source code are developed, Remedent shall deliver to Den-Mat a copy of each such upgrade and update. Den-Mat will protect and maintain the confidentiality of such source code and any confidential Intellectual Property provided to it hereunder to the same extent as it protects and maintains the confidentiality of its own source code and confidential Intellectual Property.
3.4 Cessation of Use.
     3.4.1 End of Guaranty Period. Upon expiration or termination of the Guaranty Period, the sole and exclusive licenses provided in Section 3.1.1 shall be amended, without the need for any further action by any Party, to become non-exclusive licenses instead of sole and exclusive licenses (with the effect that the term ‘sole and exclusive’ in Section 3.1.1 shall be deemed to mean ‘non-exclusive’ even if the text is not physically modified). In addition, upon expiration of the Guaranty Period, the right of Den-Mat to use any trademark of Remedent included among the Intellectual Property of Remedent initially licensed under Section 3.1 shall immediately terminate, except in connection with Den-Mat’s sale, in the ordinary course of business, of its remaining inventory of Products bearing such trademarks.
     3.4.2 End of Agreement. Upon termination of this Agreement or, if later, upon the conclusion of any applicable Sell-Off Period, Den-Mat shall cease using all Intellectual Property of Remedent and all materials, in any format or media, bearing or using the Intellectual Property of Remedent, and promptly return or destroy all tangible and electronic copies of such Intellectual Property, as requested by Remedent, and upon the request of Remedent, certify such destruction in writing. Notwithstanding the foregoing provisions of this Section 3.4.2, Den-Mat may retain one (1) copy of the Intellectual Property of Remedent for Den-Mat’s internal compliance purposes, provided Den-Mat shall protect and maintain the confidentiality of the Intellectual Property retained by it to the same extent as it protects and maintains the confidentiality of its own Intellectual Property.
3.5 Ownership of Intellectual Property.
     3.5.1 Independently Developed Intellectual Property. Subject to Section 3.5.2, each Party shall have the sole and exclusive right to apply for, prosecute and obtain all rights, grants, registrations, orders or proprietary interests of any nature, including, without limitation, patents, copyrights, industrial design and trademark and service mark registrations and any other registrations or grants of rights that are analogous thereto in any and all countries throughout the world in respect of Intellectual Property now owned or independently developed by such Party after the Effective Date. In addition, with respect to any Intellectual Property related to the Products developed by Remedent (and not subject to Section 3.5.2), Remedent, in its sole discretion at its own cost and expense may apply for, prosecute and obtain all rights, grants, registrations, orders or proprietary interests of any nature, including, without limitation, patents, copyrights, industrial design and trademark and service mark registrations and any other registrations or grants of rights that are analogous thereto in any and all countries throughout the world, in each case as reasonably requested by Den-Mat, and take such other actions as Den-Mat may reasonably request to protect such Intellectual Property. In the event Remedent fails to take any action reasonably requested by Den-Mat as described in the preceding sentence: (a) Den-Mat may take such action, (b) Remedent hereby authorizes Den-Mat to take any such action in its name, (c) Remedent shall provide such assistance as Den-Mat may reasonably request in connection therewith, (d) Den-Mat shall be reimbursed for the costs and expenses incurred by it in connection with such actions as a priority payment from any sale, license fees, royalties, proceeds of infringement actions or other amounts received by Remedent or Den-Mat with respect to such Intellectual Property in the territory covered by such rights, grants, registration orders or proprietary interests, (e) Remedent shall be reimbursed for the costs and expenses incurred by it in connection with providing cooperation to Den-Mat related to obtaining such rights, grants, registration orders or proprietary interests as a second priority payment from any sale, license fees, royalties, proceeds of infringement actions or other amounts received by Remedent or Den-Mat with respect to such Intellectual Property in the territory covered by such rights, grants, registration orders or proprietary interests, (f) each of Den-Mat and Remedent shall take such actions as the other may reasonably request to implement the provisions of this Section 3.5.1 with respect to any particular Intellectual Property and (g) the rights, grants, registration orders or proprietary interests so obtained shall be jointly owned by Remedent and Den-Mat.
     3.5.2 Jointly Arising Intellectual Property. In the event the Parties jointly develop any Intellectual Property related to the Products for which a patent or copyright would be available, and if either Remedent or Den-Mat desires to pursue a patent or copyright on such Intellectual Property in any jurisdiction, then the Party who desires to pursue such patent or copyright (in this capacity, the “Filing Party”), shall deliver a notice (a “Notice of Intent to File”) to the other Party identifying the subject Intellectual Property, whether the filing will be for a patent or copyright and the jurisdiction in which such filing will be made. The Party receiving such Notice of Intent to File may then elect to participate in such filing, in which case it shall cooperate with the Filing Party in connection with such filing and the subsequent prosecution thereof and share the related costs and expenses evenly with the Filing Party. If the Party receiving such Notice of Intent to File does not deliver to the Filing Party a notice that it elects to participate in such filing and prosecution within thirty (30) days after receiving such Notice of Intent to File, the Filing Party may proceed with such filing and prosecution individually. If a Filing Party proceeds with such a filing and prosecution individually: (a) the other Party hereby authorizes the Filing Party to identify such Party as a co-owner of the subject Intellectual Property and a co-holder of the rights filed for, (b) the other Party shall provide such assistance as the Filing Party may reasonably request in connection therewith, (c) the Filing Party shall be reimbursed for the costs and expenses incurred by it in connection with such filing and prosecution as a priority payment from any sale, license fees, royalties, proceeds of infringement actions or other amounts received by Remedent or Den-Mat with respect to such Intellectual Property in the territory covered by such patent or copyright, (d) the Filing Party shall be reimbursed for the costs and expenses incurred by it in connection with providing cooperation as a second priority payment from any sale, license fees, royalties, proceeds of infringement actions or other amounts received by Remedent or Den-Mat with respect to such Intellectual Property in the territory covered by such patent or copyright, (e) each of Den-Mat and Remedent shall take such actions as the other may reasonably request to implement the provisions of this Section 3.5.2 with respect to such Intellectual Property and (f) the patents or copyrights so obtained shall be jointly owned by Remedent and Den-Mat. In order to avoid future misunderstandings, the Parties agree that any Intellectual Property related to upgrading the Tray shall be deemed to be jointly developed Intellectual Property for all purposes.
4. Manufacturing Rights.
4.1 Products. Remedent hereby grants to Den-Mat the non-exclusive worldwide right to manufacture and produce the Products or have the Products manufactured and produced for Den-Mat.
4.2 Termination of Right. Upon termination of this Agreement, Den-Mat shall cease having the right to manufacture Products. For purposes of clarity, termination of the Guaranty Period separate from the termination of this Agreement shall not affect the rights granted by Section 4.1.
5. Manufacturing Relationship.
5.1 Soca. [***]
5.2 Other Manufacturers. [***]
6. Payments.
6.1 Fixed Payments.
     6.1.1 Closing Date Payment. Subject to the terms and conditions of this Agreement (including the satisfaction of the closing conditions described in Section 16), Den-Mat shall make an initial non-refundable payment of Two Million Four Hundred Twenty Five Thousand Dollars ($2,425,000) (the “Upfront Payment”) to Remedent within two (2) Business Days after the Closing Date.

     6.1.2 Contract Period Payments. Den-Mat shall make a payment of Two Hundred Fifty Thousand Dollars ($250,000) with respect to each of the first three Contract Periods, which, with respect to each such Contract Period, shall be due and payable upon the scheduled expiration of such Contract Period. If the Guaranty Period is terminated prior to the end of any such Contract Period pursuant to Section 13.2.2, no payment shall be made pursuant to this Section 6.1.2 with respect to such Contract Period. If the Guaranty Period is terminated prior to the end of any such Contract Period, Den-Mat shall pay to Remedent within thirty (30) days after such termination an additional [***] for each Tray sold in the Contract Period in which the Guaranty Period was terminated, not to exceed Two Hundred Fifty Thousand Dollars ($250,000).
     6.1.3 Periodic Payments. As additional paid-up royalties in consideration of the exclusive rights granted to Den-Mat under Sections 2 and 3, Den-Mat shall make payments in the aggregate amount of Five Hundred Thousand Dollars ($500,000) to Remedent at the times and in the amounts provided in Schedule 6.1.3; provided, however, Den-Mat’s obligation to make each such payment shall be conditioned upon prior delivery to Den-Mat of evidence, reasonably satisfactory to Den-Mat, that Remedent is in compliance with its obligations under Section 10.3.3 at the time of such payment or will be in such compliance simultaneously with the making of any such payment.
6.2 Other Payments.
     6.2.1 First Sale of Tray. Den-Mat shall make a payment of One Million Dollars ($1,000,000) to Remedent promptly after Den-Mat manufactures a case of Units/Teeth using the Tray system in a Tray manufactured using the GlamSmile Technology and Processes at a facility owned or leased by Den-Mat (a “Den-Mat Facility”) which is deemed by Den-Mat working together in good faith with Remedent to be saleable to a customer. Den-Mat shall notify Remedent of the satisfaction of the condition to the payment under this Section 6.2.1 promptly after becoming aware of the satisfaction of such condition.
     6.2.2 Completion of Training. Den-Mat shall make a payment of One Million Dollars ($1,000,000) to Remedent promptly after completion of training regarding the manufacturing equipment, as described on Schedule 10.2.
     6.2.3 Sale of Units/Teeth. Den-Mat shall make a payment of One Million Dollars ($1,000,000) to Remedent upon the first to occur of (a) February 1, 2009 or (b) the date thirty (30) days after Den-Mat sells GlamSmile Products incorporating [***] Units/Teeth to customers regardless of whether direct sales of Units/Teeth are sold in Trays and regardless of whether Den-Mat has manufactured such Units/Teeth in a Den-Mat Facility or has purchased such Units/Teeth from Remedent; provided, however, that if such payment date would be on or before January 1, 2009, Den-Mat shall make the milestone payment described in this Section 6.2.3 on January 1, 2009. Den-Mat shall notify Remedent of the satisfaction of the condition to the payment under this Section 6.2.3 promptly after becoming aware of the satisfaction of such condition.

6.3 Manufacturing Payment During the Exclusivity Period.
     6.3.1 Royalty for Products Manufactured Using Tray Technology. Except as otherwise set forth in Section 7, for each sale during the Exclusivity Period by Den-Mat of Products manufactured by Den-Mat using the GlamSmile Tray Technology, Den-Mat shall pay to Remedent a royalty payment equal to [***] of Den-Mat’s Net Wholesale Price per Unit/Tooth used in the Tray for such sales; provided, however, (a) Den-Mat’s obligations to pay such royalties shall apply only to sales after Den-Mat sells the first Tray manufactured in a Den-Mat Facility and (b) if the aggregate payments of [***] are paid by Den-Mat pursuant to Sections 6.2.1 and 6.2.2, no royalty will be payable with respect to sales of the first [***] Teeth/Units manufactured by Den-Mat.
     6.3.2 Royalty for Products Manufactured Using Non-Tray Technology. Except as otherwise set forth in Section 7, for each sale during the Exclusivity Period by Den-Mat of Products manufactured by Den-Mat using the GlamSmile Non-Tray Technology (and not covered by Section 6.3.1), Den-Mat shall pay to Remedent a royalty payment equal to [***] of Den-Mat’s Net Wholesale Price per Unit/Tooth used in such Product or, if such Product is a Unit/Tooth, [***] of Den-Mat’s Net Wholesale Price per Unit/Tooth.
6.4 Manufacturing Payment After the Guaranty Period.
     6.4.1 Royalty for Products Manufactured Using Tray Technology. For each sale after the Guaranty Period by Den-Mat of Products manufactured by Den-Mat using the GlamSmile Tray Technology, Den-Mat shall pay to Remedent a royalty payment equal to [***] of Den-Mat’s Net Wholesale Price per Unit/Tooth used in the Tray for such sale.
     6.4.2 Royalty Payments for Products Manufactured Using Non-Tray Technology. Except as otherwise set forth in Section 7, for each sale after the Guaranty Period by Den-Mat of Products manufactured by Den-Mat using the GlamSmile Non-Tray Technology (and not covered by Section 6.4.1), Den-Mat shall pay to Remedent a royalty payment equal to [***] of Den-Mat’s Net Wholesale Price per Unit/Tooth used in such Product or, if such Product is a Unit/Tooth, [***] of Den-Mat’s Net Wholesale Price per Unit/Tooth.
6.5 Payment and Reports. For purposes of Sections 6.3 and 6.4, a sale shall be deemed to have been made by Den-Mat at the time the related revenue is recognized by Den-Mat for its internal accounting purposes (in accordance with GAAP). Within sixty (60) days after the end of each calendar quarter, Den-Mat shall deliver to Remedent a certified statement from an officer of Den-Mat setting forth (a) the total amount of Den-Mat sales of Products manufactured using the GlamSmile Tray Technology during such quarter, (b) the total amount of Den-Mat sales of Products manufactured using the GlamSmile Non-Tray Technology during such quarter, (c) only for the calendar quarters in which the Guaranty Period commences and terminates, the amount of sales in such calendar quarter that were made during the Guaranty Period and the amount of sales in such calendar quarter that were made before or after the Guaranty Period, as applicable, (d) a calculation of the royalty offset, if any, pursuant to Section 6.3.1, (e) a calculation of the royalties payable to Remedent under Sections 6.3 and 6.4 and (f) the amount of such royalties attributable to sales in each of the United States, the United Kingdom and Canada. Concurrently

with delivering such statement Den-Mat shall pay to Remedent the amount of the royalty payment set forth on such statement.
7. Guaranty Period; Purchase Rights and Obligations With Respect to Products Manufactured by Remedent.
7.1 Purchases of Units/Teeth.
     7.1.1 Minimum Purchases. Den-Mat shall have the obligation to purchase [***] Units/Teeth from Remedent, without a Tray delivery system (subject to reductions in accordance with Section 7.3), during each Contract Year; provided, however, if the final Contract Year terminates prior to its scheduled termination date other than as a result of a termination pursuant to Section 13.2.1, such obligation shall be prorated in such final Contract Year based on the number of days in such Contract Year divided by 365. Den-Mat shall have the right (but not the obligation) to purchase Units/Teeth from Remedent prior to the commencement of the Guaranty Period.
     7.1.2 Additional Right to Purchase. Den-Mat shall have the right (but not the obligation) to purchase up to [***] from Remedent, without a Tray delivery system, during each Contract Year (for clarity, this is after the [***] Units/Teeth have been purchased in such Contract Year pursuant to Section 7.1.1); provided, however, if the final Contract Year terminates prior to its scheduled termination date other than as a result of termination pursuant to Section 13.2.1, such obligation shall be prorated in such final Contract Year based on the number of days in such Contract Year divided by 365.
     7.1.3 Additional Purchases. Den-Mat may purchase Units/Teeth from Remedent, without a Tray delivery system, in excess of the amounts referred to in Sections 7.1.1 and 7.1.2 in any Contract Year if mutually agreed by Remedent and Den-Mat.
     7.1.4 Pricing. Any purchase by Den-Mat of Units/Teeth from Remedent pursuant to Sections 7.1.1 and 7.1.2 shall be at a price of [***] per Unit/Tooth. Any purchase by Den-Mat of Units/Teeth from Remedent pursuant to Section 7.1.3 shall be at a price mutually agreed upon by Remedent and Den-Mat prior to the time of such sale. The prices referred to in this Section 7.1.4 shall be subject to adjustment pursuant to Section 7.4 and there shall be no royalty obligation on the sale thereof by Den-Mat (unless agreed upon by Remedent and Den-Mat as part of the price under Section 7.1.3).
7.2 Purchases of Trays.
     7.2.1 Minimum Purchases. Den-Mat shall have the obligation to purchase [***] Trays manufactured using the GlamSmile Tray Technology from Remedent (subject to reduction as provided in Section 7.3.2) during each of the first three Contract Periods; provided, however, if the final Contract Period terminates prior to its scheduled termination date other than as a result of a termination pursuant to Section 13.2.1, then such obligation shall be prorated based on the number of days in such Contract Period prior to such termination divided by the number of days that would be in such Contract Period if such Contract Period had not terminated prior to its scheduled termination.

     7.2.2 Additional Purchases. Den-Mat shall have the right (but not the obligation) to purchase additional Trays manufactured using the GlamSmile Tray Technology from Remedent prior to the commencement of the Guaranty Period and, during the Guaranty Period, in excess of the minimum purchase requirements set forth in Section 7.2.1, in each case as mutually agreed by Remedent and Den-Mat.
     7.2.3 Pricing. Any purchase by Den-Mat of Trays from Remedent pursuant to this Section 7.2 shall be at the following price per Tray (subject to adjustment in accordance with Section 7.4): (a) for each of the first [***] Trays in each of the first three Contract Periods, [***] per Unit/Tooth in the Tray (which includes the digital design fee, the digital preview file, the delivery/placement tray, any necessary reshaping or occlusal trays and remakes); and (b) for each Tray after the [***] Trays in each of the first three Contract Periods, such price as the Parties may agree. The prices referred to in this Section 7.2.3 shall be subject to adjustment pursuant to Section 7.4 and there shall be no royalty obligation on the sale by Den-Mat of the Trays referred to in the preceding clause (a), or, unless mutually agreed upon by Den-Mat and Remedent, the preceding clause (b).
7.3 Off-Set.
     7.3.1 Teeth in Excess Trays. If Den-Mat purchases in excess of [***] Trays during any Contract Year, the minimum purchase requirement of [***] Units/Teeth in such Contract Year (as described in Section 7.1.1) shall be offset by the total amount of Units/Teeth that are purchased in the excess Trays.
     7.3.2 Manufacturing Delay or Defect. Any Units/Teeth or Trays that are not delivered within the periods required by Section 8.1 or which are Non-Conforming Products shall be counted against the minimum purchase requirements set forth in Section 7.1.1 and Section 7.2.1, but shall not count against the number of Units/Teeth Den-Mat may purchase pursuant to Section 7.1.2 (in each case regardless of whether they are accepted by Den-Mat).
7.4 Price Reductions.
     7.4.1 [***]
     7.4.2 Digital Design. Den-Mat shall have the right to perform the digital design function at a Den-Mat Facility and, if Den-Mat provides such function with respect to any order, there shall be credited against the cost of the related Product in such order an amount equal to [***].
     7.4.3 Manufacturing Delay or Defect. With respect to any Products that are not delivered within the periods required by Section 8.1 or which are Non-Conforming Products, but which are nonetheless accepted by Den-Mat, the purchase price payable for such Product shall be discounted by an amount equal to [***] of the full price for such Product from Remedent (for purposes of clarity, before giving effect to any discount contemplated by Section 7.4.1, Section 7.4.2 or otherwise).

7.5 Option to Extend Guaranty Period.
     7.5.1 Extension of Guaranty Period. Provided that Den-Mat satisfies its obligations under Sections 7.1.1 and 7.2.1 for all periods ending on or before the third (3rd) anniversary of the commencement of the Guaranty Period, the Guaranty Period shall continue after the initial three (3) year term with such annual price adjustments as may be agreed upon by Remedent and Den-Mat effective after such initial three (3) year term, unless the Guaranty Period is terminated by Den-Mat in its sole discretion upon at least nine (9) months prior written notice of termination to Remedent. Den-Mat may give such notice at any time, but if such notice is given more than nine (9) months prior to the third (3rd) anniversary of the commencement of the Guaranty Period, such termination shall not be effective until the third anniversary of the commencement of the Guaranty Period. No later than ninety (90) days prior to the end of each Contract Year (commencing in the third Contract Year and continuing thereafter unless the Guaranty Period is scheduled to expire on or before the commencement of the next Contract Year), Remedent shall provide to Den-Mat its proposed pricing for the subsequent Contract Year. If such proposed price adjustment is not acceptable to Den-Mat, Remedent and Den-Mat will negotiate in good faith to try to reach agreement on an appropriate price adjustment for the following Contract Year. If Den-Mat and Remedent are unable to agree upon a price adjustment prior to the commencement of the subsequent Contract Year, then Den-Mat shall be deemed to have accepted the best price proposal (to Den-Mat) submitted in writing by Remedent, and such pricing proposal shall be the pricing of the Products for such subsequent Contract Year, unless Den-Mat delivers to Remedent a notice of termination on or before the tenth (10th) Business Day of such subsequent Contract Year. If Den-Mat delivers such a notice of termination to Remedent on or before such date, then the greater of (a) the prices in effect in the Contract Year in which Remedent first notified Den-Mat of the proposed prices for such subsequent Contract Year or (b) the higher of (i) the best price proposal (to Den-Mat) submitted in writing by Remedent or (ii) the prices described in Section 7 (without reference to the time period referred to therein) shall remain in effect until the end of the Guaranty Period. The purchase requirements in Section 7 shall remain in effect during any extension of the Guaranty Period or during the period referred to in the preceding sentence, in each case unless mutually agreed by Den-Mat and Remedent or as expressly contemplated by Section 13.2 or 19.3.
     7.5.2 Non-Extension of Guaranty Period. If the Guaranty Period expires pursuant to Section 7.5.1, the licenses granted pursuant to Sections 2.1.1 and 3.1.1 shall be amended as provided in Sections 2.4.1 and 3.4.1; provided, however, that Den-Mat shall not have the right to use any of Remedent’s trademarks, including the “GlamSmile” name or brand after the expiration of the Guaranty Period; provided, however, Den-Mat shall be permitted to use such trademarks in connection with the sale of existing Products or Products ordered from Remedent and not delivered at the time such right terminates, in each case in the ordinary course of distributing and selling such Products. From and after the end of the Guaranty Period, prices for the Products Den-Mat may purchase from Remedent shall be as Remedent and Den-Mat mutually agree; provided, however, such prices shall be no less favorable to Den-Mat than the best price made available by Remedent to any other Person after giving effect to Remedent’s published schedule of volume discounts, if any.

8. Order Fulfillment, Inventory and Manufacturing.
8.1 Order Process. For each purchase of Products by Den-Mat from Remedent, Den-Mat shall deliver to Remedent a purchase order in a form to be agreed upon by Remedent and Den-Mat, specifying quantities and a shipping address for the Products to be purchased. For each Product, Remedent shall have the time period specified in Schedule 8.1 to fulfill the order, which shall be deemed fulfilled as of receipt by Den-Mat or at the other shipping address specified in such order. Remedent shall not have the right to reject any order by Den-Mat that is for Products Den-Mat is obligated or entitled to purchase pursuant to Sections 7.1.1, 7.1.2, 7.2.1 and 7.2.2. Remedent shall fulfill or cause its subcontractors and manufacturers to fulfill all orders by Den-Mat in connection with Den-Mat’s minimum purchase requirements and purchase rights, as described in Sections 7.1.1, 7.1.2, 7.2.1 and 7.2.2. If Remedent is unable to fulfill the orders for Products by Den-Mat to satisfy Den-Mat’s minimum purchase requirements and purchase rights, as described in Sections 7.1.1, 7.1.2, 7.2.1 and 7.2.2, within the maximum time periods set forth on Schedule 8.1, Den-Mat may, in its sole discretion, refuse to accept such Product or accept such Product with the price discount referred to in Section 7.4.3. If Remedent is unable to fulfill the orders for Products by Den-Mat to satisfy Den-Mat’s minimum purchase requirements and purchase rights, as described in Sections 7.1.1, 7.1.2, 7.2.1 and 7.2.2, Den-Mat shall have the right to find an alternative supply of such Products (or manufacture such Products at a Den-Mat Facility), in which case Remedent shall pay to Den-Mat any cost incurred by Den-Mat as a result of obtaining such Products from an alternative supply or manufacturing such Products directly in excess of the purchase price provided in this Agreement (inclusive of any discounts and set-offs available on the purchase price for such Products provided in this Agreement) and the amount of Products so acquired or manufactured by Den-Mat shall be counted towards any minimum purchase amounts under Section 7.1.1 and 7.2.1, as applicable. Such right shall be in addition to, and not as an alternative to, any other rights of Den-Mat arising from a breach of this Agreement by Remedent. Remedent shall have the right to reject orders by Den-Mat that are for products in excess of Den-Mat’s minimum purchase requirements or purchase rights, as described in Sections 7.1.1, 7.1.2, 7.2.1 and 7.2.2.
8.2 Changes to Orders. Den-Mat may modify or cancel any order by delivering to Remedent a notice describing such modification or cancellation. In such event, in lieu of the purchase price for the Products subject to such order Den-Mat shall pay to Remedent: (a) with respect to a cancelled order, the cost incurred by Remedent in connection with such order prior to delivery of the notice of cancellation (but not more than the price for such Product under Section 7) and (b) with respect to a modified order, the purchase price for the modified Product plus the additional cost, if any, incurred by Remedent in connection with the completion of such order as so modified.
8.3 Shipping; Title and Risk of Loss. All Products subject to each order shall be delivered to Den-Mat or the Person designated as the recipient in such order at the shipping address specified in such order, F.O.B. Remedent’s warehouse or manufacturing facility from which such Products are shipped. Remedent will be responsible for arranging all transportation of Products and shall insure all Products in a commercially reasonable manner. Title to, and risk of loss of, the Products will pass to Den-Mat upon receipt of the Product by Den-Mat or the Person at the shipping address designated in the related order. Remedent shall be responsible for all freight, insurance, and shipping costs and duties, except Den-Mat shall be responsible for customs duties.
8.4 Invoicing and Payment. Upon delivery and acceptance of Products, Remedent may submit to Den-Mat an invoice for those Products consistent with Sections 7, 8 and the other provisions of this Agreement. Den-Mat shall pay each proper invoice within [***] after Den-Mat’s receipt of such invoice.
8.5 Inventory. Remedent shall be responsible for maintaining sufficient inventory of the Products and raw materials to fulfill Den-Mat’s orders for the minimum purchase requirements or Den-Mat’s purchase rights, as described in Sections 7.1.1, 7.1.2, 7.2.1 and 7.2.2. If Den-Mat provides Remedent a written forecast of orders that Den-Mat expects to place with Remedent (for Products in excess of Den-Mat’s minimum purchase requirements and purchase rights), Remedent shall use commercially reasonable efforts to maintain sufficient inventory of Products to fulfill such orders for Den-Mat. Remedent shall bear all costs and losses associated with the inventory of any Products, including inventory shrink, obsolescence, aged inventory, damage, and Products not sold to Den-Mat or another Person.
8.6 Acceptance and Return of Products. Den-Mat shall, within a reasonable time after the receipt of each shipment of Products and receipt of all necessary documentation associated with each shipment (but in no event later than seven (7) days after receipt of such shipment), inspect the Products and, after such inspection, (a) accept the shipment as a whole (as to quantity and obvious damage of Products only), (b) reject the shipment as a whole or (c) reject the Non-Conforming Products and accept the rest; provided, however, that any acceptance by Den-Mat in accordance with clause (a) or clause (c) shall not preclude any warranty claims by Den-Mat. In rejecting any shipments either in whole or in part, Den-Mat shall notify Remedent in writing of the reason for the rejection and, at Remedent’s expense (including costs of shipment) return the Non-Conforming Products to Remedent for confirmation of the defect. With respect to any Non-Conforming Products, Den-Mat may, at its option, (i) return such Non-Conforming Product to Remedent at Remedent’s expense (including costs of shipment) for repair or replacement (at Remedent’s expense) or (ii) cancel the order and manufacture a replacement Product. If Den-Mat elects to manufacture a replacement Product, it shall credit against any amounts otherwise payable under this Agreement an amount equal to the price of such Product (and without having any obligation to pay Remedent for the Non-Conforming Product).
8.7 Production and Quality; Record. All Products manufactured, sold and delivered to Den-Mat by Remedent under this Agreement shall conform to the manufacturing standards and quality requirements described on Schedule 8.7. Remedent shall maintain all Product quality records in accordance with applicable laws and regulatory requirements, including those related to medical devices, as applicable, related to the manufacture of the Products, and will make such records available to Den-Mat upon reasonable advance request for review and audit. As soon as practical after the date of this Agreement, Remedent shall obtain, and shall thereafter maintain, the certifications set forth on Schedule 8.7, and shall provide such evidence of such certifications as Den-Mat may from time to time reasonably request.
8.8 Inspection and Oversight by Den-Mat. At any time and from time to time, Den-Mat shall have the right to send one or more of its authorized representatives to inspect, during regular business hours, the manufacturing and warehouse facilities of Remedent used to manufacture, package and store Products. Upon the request of Den-Mat, employees of Den-Mat shall be provided with access to the facility in [***] operated by Soca Networks Pte. Ltd., and at each other facility of Remedent as Den-Mat may from time to time request, to facilitate quality control and inspection of Products prior to shipment, and Remedent will provide such employees with office space, furniture and communications / computer facilities sufficient for them to achieve such purposes, at Den-Mat’s sole cost and expense. As reasonably as practical after the commencement of the Guaranty Period, Den-Mat shall commence quality control inspections in the [***] facility.
8.9 Inspection and Oversight by Remedent. At any time and from time to time, Remedent shall have the right to send one or more of its authorized representatives to inspect, during regular business hours, the manufacturing and warehouse facilities of Den-Mat used to manufacture, package and store Products.
9. Enforcement of Rights.
9.1 Distribution Agreements. From and after the Effective Date, Remedent shall use its best efforts to enforce each distribution agreement related to any of the Products in the Excluded Markets and in the China Market to the fullest extent provided therein, except in each case, with the prior written consent of Den-Mat. Without limitation to the preceding sentence, Remedent shall not agree to or acquiesce in any amendment, waiver or forbearance of any provision of any such distribution agreement, grant any extension of any such distribution agreement or fail to enforce any right of termination arising from a breach thereof, without, in each case, the prior written consent of Den-Mat. During the Exclusivity Period, without the prior written consent of Den-Mat, Remedent shall not enter into any new distribution agreements, whether with an existing distributor or a new distributor, with respect to any of the Products or which would preclude the sale of Products by Den-Mat.
9.2 Intellectual Property.
     9.2.1 From and after the date of this Agreement, Remedent, at its sole discretion, in addition to its obligations under Section 3.5.1, shall maintain all of its Intellectual Property related to the Products and enforce all of its rights to protect against any infringing or unauthorized use of such Intellectual Property by any Person, except in each case, with the prior written consent of Den-Mat. Without limitation to the preceding sentence, (a) Remedent shall, at its sole discretion, pay all renewal and maintenance fees on their trademarks, patents and other Intellectual Property related to the Products, (b) Remedent shall not acquiesce in any infringement by any Person of such Intellectual Property, nor shall it waive or forbear the exercise of its rights with respect to any such infringement, without, in each case, the prior written consent of Den-Mat and (c) Remedent shall not agree to or acquiesce in any amendment, waiver or forbearance of any provision of any license or other grant by it of any interest in any such Intellectual Property or fail to enforce any right of termination arising from a breach thereof, without, in each case, obtaining the prior written consent of Den-Mat. In the event Remedent fails to take any such action reasonably requested by Den-Mat referred to in this Section 9.2.1, Den-Mat may take such action, and Remedent hereby authorizes Den-Mat to take any such action in its name. If Remedent requests the assistance of Den-Mat in connection with the taking of any actions by Remedent under this Section 9.2.1, then Den-Mat shall be entitled to recoup its fees and expenses related thereto either from any recovery obtained by Remedent (after Remedent has recouped its own costs and expenses related thereto) or by off-set against its payment obligations to Remedent under this Agreement. In addition, if Den-Mat commences an action in accordance with this Section 9.2.1 involving the commencement or threatened commencement of an action involving an infringement of the Intellectual Property of Remedent related to the Products, and Den-Mat is successful on such claims, then the amount payable by the infringing party shall be applied: first, to pay any fees and expenses incurred by Den-Mat in connection with such action, next to pay any fees and expenses incurred by Remedent in connection with such action at the request of Den-Mat and, finally, [***].
     9.2.2 Remedent agrees that, during the Guaranty Period, in no case, under bankruptcy or otherwise, shall it assign or license any of the Intellectual Property related to the Products or dispose of any interest therein to a Person who is a direct competitor of Den-Mat or to any successor or assign of any such Person; provided, however, Remedent may license such Intellectual Property to any distributor of the Products as of the Effective Date for use in the Excluded Markets and the China Market if such license does not breach any other provision of this Agreement.
     9.2.3 Remedent acknowledges that this Agreement is an executory contract that would be subject to the provisions of section 365(n) of the U.S. Bankruptcy Code if in the future an involuntary or voluntary proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of Remedent under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Remedent or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and further acknowledges that failure to perform continuing obligations under this Agreement would constitute material breach of this Agreement. Remedent believes that the royalty payments set forth in this Agreement are distinct from and separate from payments made in this Agreement for other services. Remedent agrees that Den-Mat may assume or retain the licenses granted under this Agreement if any such proceeding has been instituted, regardless of whether the underlying license is interpreted to prohibit or restrict assignment in any manner, provided that Den-Mat continues to timely make the royalty payments under this Agreement.
10. Training and Support; Delivery of Customer Information.
10.1 Manuals and Information. As promptly as practical after execution and delivery of this Agreement, Remedent shall deliver to Den-Mat information, materials, manuals and other technical documents of Remedent sufficient to enable Den-Mat to manufacture, market, distribute, license and sell Products contemplated by this Agreement.
10.2 Manufacturing. Remedent shall dedicate sufficient resources, at its own expense, to train Den-Mat and its employees in connection with GlamSmile Technology and Processes, the manufacturing of Products and the establishment of manufacturing facilities for the Products. Schedule 10.2 sets forth the time and scope of the services to be provided by Remedent. Any training with respect to manufacturing beyond the term and scope set forth in Schedule 10.2 (or, for the avoidance of doubt, Schedule 10.3) shall be at Den-Mat’s expense.

10.3 Marketing and Sales Assistance.
     10.3.1 If Remedent is contacted by any Person seeking to acquire Products in the Territory, Remedent shall refer such sales lead promptly to Den-Mat.
     10.3.2 In addition, Remedent shall provide such commercial and technical assistance to Den-Mat, as Den-Mat may reasonably request in connection with the marketing, distribution and sale by Den-Mat of Products under this Agreement. Remedent shall train the appropriate employees of Den-Mat in marketing the Products. At least one (1) time during each calendar year during the Guaranty Period, qualified employees of Remedent shall meet with representatives of Den-Mat, at Remedent’s expense and at such location as Den-Mat may designate, to assist in technical training, sales and/or important customer meetings. In addition, Remedent shall use all commercially reasonable efforts to cause the individuals specified on Schedule 10.3.2 to provide sales and marketing training, education of Den-Mat’s sales and marketing force and customers and other services related to sales and marketing as Den-Mat may reasonably request from the Effective Date through at least January 1, 2009, at no cost or expense to Den-Mat. If any of such persons ceases to be an employee of or consultant to Glamtech-USA, Inc. or Remedent during such period, Remedent shall use its commercially reasonable efforts to cause a replacement for such individual, as Remedent and Den-Mat may agree, to provide such services to Den-Mat. Any training and support with respect to marketing and sales assistance and training beyond the scope set forth in this Section 10.3.2 (or, for the avoidance of doubt, Section 10.2) shall be at Den-Mat’s expense.
     10.3.3 Remedent shall develop and implement a marketing program with respect to the Products and the commencement of Den-Mat’s distribution of the Products in the Territory, which program shall be subject to the prior approval of Den-Mat, such consent not to be unreasonably withheld. Such marketing program shall be consistent with, and Remedent shall make all payments as and when due in accordance with, the budget and timeline set forth in Schedule 10.3.3, subject to such modifications as Remedent and Den-Mat may mutually agree. No provision of this Section 10.3.3 shall require Remedent to make expenditures in excess of [***] with respect to the marketing program for Products and the commencement of Den-Mat’s distribution of the Products in the Territory. Remedent shall consult with Den-Mat and give due consideration to Den-Mat’s views regarding such marketing program from time to time as Den-Mat may reasonably request.
10.4 Customer Information. On the Effective Date, Remedent shall deliver to Den-Mat a list of all of its customers for Products in the Territory and all related records of such customers, a list of all open orders and a list of all active customer activities unless, and then only to the extent, prohibited by applicable law. Similarly on each date an Excluded Market or the China Market becomes part of the Territory under this Agreement, Remedent shall deliver to Den-Mat a list of all of its customers for Products in the Excluded Market or the China Market, as the case may be, that is becoming part of the Territory and all related records of such customers, a list of all open orders and a list of all active customer activities unless, and then only to the extent (a) prohibited by applicable law or (b) prohibited by confidentiality obligations in the related distribution agreement. All such open orders will become orders of Den-Mat, for which Den-Mat will assume collection obligations and for which a royalty (if any) will be payable to Remedent pursuant to Section 6.

10.5 Executive Support. At least once per calendar quarter Nicholas Teti and Stephen Ziskind of Den-Mat and Guy De Vreese of Remedent, or the successors to their respective positions, shall meet in a mutually agreed upon location to discuss business and marketing issues related to the Products and the relationship between Remedent and Den-Mat.
10.6 Advertising. Remedent shall not mail, publish or broadcast any advertisement or other promotional materials related to the Products unless either: (a) such advertisement or other promotional materials are mailed, published and broadcast solely within one or more territories in which Den-Mat does not have sole and exclusive distribution rights with respect to the Products (and it is not expected that such advertisement or other promotional materials will be redistributed outside of such territories) or (b) Den-Mat has given its prior written approval to such advertisement or other promotion; provided, however, Remedent or its distributors or subcontractors shall have a right to mail, publish, or broadcast any advertisement or other promotional materials in the Excluded Markets and in the China Market (including the right to promote the product via the world wide web). Remedent shall cooperate with Den-Mat, at Remedent’s own expense and in such manner as Den-Mat may reasonably request, to either (a) continue to maintain the GlamSmile web site and to make such changes therein as Den-Mat may from time to time request or (b) transfer to Den-Mat all of Remedent’s right, title and interest in and to such web site and the right to maintain and modify such web site.
10.7 Regulatory Matters. Den-Mat shall be responsible for obtaining all regulatory approvals required for it to act as a distributor of the Products in each jurisdiction where the nature of its activities requires such approval to be obtained. Remedent shall be responsible for obtaining all regulatory approval required for it to manufacture the Products in each jurisdiction where such approval is required to be obtained. Each of Remedent and Den-Mat shall provide to the other, upon reasonable request, materials in their respective possession and access to their respective employees, in each case that the requesting Party reasonably determines to be relevant to any regulatory approval sought or required to be obtained by it with respect to the manufacture, distribution, marketing or sale of the Products.
11. Change of Control.
11.1 Option to Receive Exit Fee. If a Change of Control of Den-Mat is consummated prior to the third anniversary of the commencement of the Guaranty Period, Den-Mat or the Person acquiring control of Den-Mat will give notice to Remedent, promptly (and in any event within thirty (30) days) after the occurrence of such Change of Control (a “Change of Control Notice”), which Change of Control Notice shall state a Change of Control has occurred, state the amount of the Exit Fee that would be payable in connection with such Change of Control, if any, and further state whether Den-Mat (or such Person) desires to terminate the Agreement. If such Change of Control Notice does not state Den-Mat (or such Person) desires to terminate this Agreement, then within fifteen (15) days after receipt of the Change of Control Notice, Remedent shall deliver a notice to Den-Mat either (a) electing to receive an exit fee (the “Exit Fee”) as described in this Section 11.1 or (b) electing to continue this Agreement in accordance with its other terms. If Remedent does not notify Den-Mat that Remedent elects to receive the Exit Fee during such fifteen (15) day period, Remedent shall be deemed to have waived its right to receive the Exit Fee. If Remedent delivers a notice to Den-Mat during such fifteen (15) day period that it elects to receive the Exit Fee, then Den-Mat shall pay the Exit Fee to Remedent as provided in Section 11.2. The provisions of this Section 11 will only apply to the first Change of Control consummated after the Effective Date. If the Change of Control Notice states that Den-Mat (or such Person) desires to terminate this Agreement, such notice shall be deemed a notice of termination pursuant to Sections 13.3 and 7.5.1., but shall not relieve Den-Mat of its financial obligations to make the minimum payments it is required to make to Remedent during any unexpired Guaranty Period.
11.2 Calculation of Exit Fee.
     11.2.1 Subject to Section 11.2.3, if a Change of Control is consummated during the Guaranty Period and on or before the second anniversary of the commencement of the Guaranty Period, the Exit Fee shall equal [***].
     11.2.2 Subject to Section 11.2.3, if a Change of Control is consummated during the Guaranty Period and after the second anniversary of the commencement of the Guaranty Period but on or before the third anniversary of such commencement date, the Exit Fee shall equal [***].
     11.2.3 If a Change of Control is pursuant to clause (i) or (ii) of the definition of a Change of Control and involves less than all of the ownership interests of DLJ Merchant Banking Partners and its Affiliates, the Exit Fee calculated pursuant to Section 11.2.1 or 11.2.2, as the case may be, shall be reduced by multiplying the amount calculated pursuant to Section 11.2.1 or 11.2.2, as the case may be, by the fraction whose numerator is the percentage of the ownership interests of DLJ Merchant Banking Partners and its Affiliates being transferred in such Change of Control and whose denominator is one hundred percent (100%).
     11.2.4 If Remedent delivers a notice electing to receive an Exit Fee pursuant to Section 11.1, such Exit Fee shall be payable by Den-Mat within ten (10) Business Days after receipt of such notice from Remedent. The Exit Fee shall be paid to Remedent, at the option of Den-Mat, either in cash or in the same form or forms of consideration as Den-Mat or its equity holders received in such Change of Control transaction (and if Den-Mat elects this option and more than one form of consideration was received by Den-Mat or its equity holders in such Change of Control transaction, the Exit Fee shall be paid to Remedent in such forms of consideration in the same relative proportion as was paid to Den-Mat or its equity holders).
11.3 Effect of Payment of Exit Fee.
     11.3.1 Royalties Terminate. If the Exit Fee is paid to Remedent, (a) the obligation to pay amounts to Remedent pursuant to Section 6.3 or 6.4 shall terminate effective as of the effective date of such Change of Control, (b) the price per Unit/Tooth pursuant to Section 7.1.4 shall be reduced by [***] per Unit/Tooth effective as of the date of such Change of Control and (c) the amount of any payments from Den-Mat to Remedent pursuant to Section 6.3 or 6.4 made after the effective date of such Change of Control and [***] per Unit/Tooth purchased by Den-Mat pursuant to Section 7.1 after the effective date of such Change of Control shall either be offset against the payment by Den-Mat of the Exit Fee or directly refunded by Remedent to Den-Mat concurrently with payment of the Exit Fee. Payment of the Exit Fee, however, shall not terminate the Guaranty Period.

     11.3.2 Royalty-Free License. If the Person or Persons who acquire control of Den-Mat in the Change of Control transaction with respect to which the Exit Fee is paid desire to manufacture, market, distribute, license and sell the Products other than through Den-Mat and its sublicenses and subcontractors, Remedent shall grant to Den-Mat or to such Person or Persons, as the case may be, a royalty-free license equivalent to those granted in Sections 2, 3 and 4 of this Agreement (reflecting no payments pursuant to Sections 6.3 and 6.4 and a reduction in the price per Unit/Tooth under Section 7.1.4 of [***] per Unit/Tooth) in exchange for the Exit Fee, except for purchases pursuant to Section 7.1.3, which shall be at mutually agreed upon prices.
12. Payment Terms, Taxes and Audits.
12.1 Payment. All payments due under this Agreement to Remedent shall be made by bank wire transfer in immediately available funds to the account of Remedent designated on Schedule 12.1 or such other account designated by notice from Remedent to Den-Mat from time to time. All payments hereunder shall be in the legal currency of the United States of America, and all references to “$” or “Dollars” shall refer to United States dollars. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with Den-Mat’s normal practices used to prepare its audited financial statements for external reporting purposes; provided that such practices use a widely accepted source of published exchange rates. Any payment under this Agreement shall be due on such date as specified in this Agreement and, in the event that such date is not a Business Day, then the next succeeding Business Day.
12.2 Taxes.
     12.2.1 Den-Mat. Den-Mat shall be responsible for all taxes, duties, tariffs and/or license fees (“Taxes”) imposed with respect to (a) the Products after title and possession transfer to Den-Mat, (b) Den-Mat’s marketing, distribution and sales of Products and (c) Den-Mat’s performance of its obligations under this Agreement, and Den-Mat shall pay all such Taxes in accordance with the regulations of any applicable taxing authority and applicable law
     12.2.2 Remedent. Remedent shall be responsible for all Taxes imposed upon it with respect to (a) the Products and related raw materials before title and possession transfer to Den-Mat, (b) Remedent’s manufacture and sale of Products and (c) Remedent’s performance of its obligations under this Agreement, and Remedent shall pay all such Taxes for which it is responsible in accordance with the regulations of any applicable taxing authority and applicable law.
12.3 Audit. Upon not less than sixty (60) days’ prior written notice to Den-Mat, Remedent shall have the right, at its expense, to have an internationally recognized independent public accounting firm which is reasonably acceptable to Den-Mat examine during normal business hours the books and records of Den-Mat and its Affiliates to the extent necessary to verify the accuracy of any amount paid to Remedent under this Agreement; provided, however, that (a) such examinations shall not be conducted more frequently than annually, (b) no such examination may be of a period previously examined and (c) such firm executes and delivers to Den-Mat and its Affiliates prior to any such examination a written agreement in form and substance reasonably acceptable to Den-Mat pursuant to which such firm agrees to disclose to

Remedent only the final results of such examination and not the information (including resale price lists and actual resale prices), books, records, workpapers or materials used to determine such final results. Den-Mat shall retain its books and records necessary to verify such royalty amounts for a period of not less than three (3) years. Any examination of Den-Mat’s books, records and royalty calculations under this Section 12.3 shall be at Remedent’s expense; provided, however, that if it is determined that the payment of royalties by Den-Mat with respect to any period reviewed by Remedent is understated by five percent (5%) or more, Den-Mat shall reimburse to Remedent costs of such examination.
13. Term and Termination.
13.1 Term. This Agreement shall remain in effect unless and until terminated as set forth in this Section 13.
13.2 Termination for Cause.
     13.2.1 By Remedent. This Agreement may be terminated by Remedent: (a) at any time upon thirty (30) days’ prior written notice to Den-Mat in the event Den-Mat materially breaches any of its obligations under this Agreement and fails to cure such breach within such thirty (30) day period (or ten (10) days for an undisputed payment obligation); (b) immediately upon notice of termination to Den-Mat if an involuntary or voluntary proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of Den-Mat under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Den-Mat, or for any substantial part of its property, or for the winding-up or liquidation of its affairs, or Den-Mat fails generally to pay its debts as they become due, or takes any corporate action in furtherance of any of the foregoing; or (c) immediately upon notice of termination to Den-Mat if Den-Mat breaches its payment obligation under Section 6.1.1.
     13.2.2 By Den-Mat. This Agreement may be terminated by Den-Mat: (a) at any time upon thirty (30) days’ prior written notice to Remedent (subject to reduction under the circumstances described in Section 19.3) in the event of Remedent materially breaches any of its obligations under this Agreement and fails to cure such breach within such thirty (30) day period; (b) immediately upon notice of termination delivered to Remedent if an involuntary or voluntary proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of Remedent under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Remedent, or for any substantial part of its property, or for the winding-up or liquidation of its affairs, or Remedent fails generally to pay its debts as they become due, or takes any corporate action in furtherance of any of the foregoing, (c) immediately upon notice of termination to Remedent if the Guaranty Period does not commence on or before March 1, 2009, (d) immediately upon notice of termination to Remedent if (i) during any two (2) contiguous thirty (30) day periods or (ii) in any three (3) non-overlapping thirty (30) day periods in a period of 365 days, in each case after the commencement of the Guaranty Period, more the [***] of Products ordered by Den-Mat from Remedent in such thirty (30) day period are not delivered to Den-Mat or the proper recipient thereof within the delivery periods required by Section 8.1 (and for purposes of clarity, a Non-Conforming Product shall be deemed not to have been delivered) or (e) immediately upon notice of termination to Remedent if at any time after the commencement of the Guaranty Period Remedent fails to deliver, or cause to be delivered, within thirty (30) days after an order for Product is delivered to Remedent or Soca Networks Pte. Ltd., the Product so ordered (and for purposes of this clause (e), a Non-Conforming Product shall be deemed not to have been delivered (except that with respect to any Non-Conforming Product only, such thirty (30) day period shall be extended by a number of days equal to the number of days, if any, that (A) the period between the delivery date by Remedent or Soca Networks Pte. Ltd. and the date Remedent or Soca Networks Pte. Ltd. is notified the product delivered is a Non-Conforming Product exceeds (B) seven (7) days)). As an alternative to any such termination of this Agreement upon the occurrence of any of the events described above in this Section 13.2, upon the occurrence of such event Den-Mat may deliver a notice that it is terminating only its required purchase obligations and Remedent’s required supply obligations under Section 7, and thereafter this Agreement shall continue until terminated in accordance with its terms except all such purchase and supply obligations shall be treated as having been satisfied without the requirement for further action by the Parties.
13.3 Termination for Convenience. Den-Mat may terminate this Agreement, in its discretion, concurrently with its termination of the Guaranty Period pursuant to Section 7.5.1 if Den-Mat’s notice of termination of the Guaranty Period states it is also electing to terminate this Agreement. After the end of the Guaranty Period, either Party may terminate this Agreement, in its discretion, for any reason upon not less than sixty (60) days’ prior written notice to the other Party, which notice shall state the effective date of such termination. Such notice may be delivered before the end of the Guaranty Period by Den-Mat, but if delivered before the end of the Guaranty Period, such termination shall become effective upon the latest of (a) the date sixty (60) days after delivery of such notice to Remedent, (b) the date of termination set forth in such notice and (c) the end of the Guaranty Period.
13.4 Sell-Off Period. Upon the expiration of this Agreement pursuant to Section 13.3 or Section 19 or termination of this Agreement by Den-Mat in accordance with Section 13.2.2 (but not upon a termination by Remedent in accordance with Section 13.2.1), Den-Mat shall be permitted to consummate sales in process (including the manufacture and sale to complete open orders), and make sales of Products in transit or in its inventory as of the date of expiration or termination for the duration of the Sell-Off Period. Upon the conclusion of the Sell-Off Period, Den-Mat shall promptly, but in no event later than fifteen (15) days after the end of the Sell-Off Period, return to Remedent all unsold Products and Remedent shall acquire such Products from Den-Mat at Den-Mat’s cost for such Products. If Remedent terminates this Agreement in accordance with Section 13.2.1, it may request an inventory count from Den-Mat and access for a physical inspection of the Products, and Den-Mat will provide such access and inventory count promptly (and in any event within ten (10) Business Days) after receiving such request. Within ten (10) Business Days after receiving such inventory count, Remedent shall deliver a notice to Den-Mat electing either to permit Den-Mat to continue to sell Products during the Sell-Off Period or electing to acquire all such Products then held by Den-Mat at Den-Mat’s cost. If Remedent exercises the Sell-Off option, then upon conclusion of the Sell-Off Period Den-Mat shall promptly, and in no event later than fifteen (15) days after the end of the Sell-Off Period, return to Remedent all unsold Products manufactured by Remedent and Remedent shall acquire such Products from Den-Mat at Den-Mat’s cost.

13.5 Survival. The provisions of Sections 1, 12.2, 12.3, 13.4, 13.5, 17, 18 and 20 shall survive any termination of this Agreement, and termination of this Agreement shall not release any Party from liability to the other Parties for any breach of this Agreement occurring or arising prior to such termination.
14. Representations and Warranties.
14.1 Representations and Warranties of Remedent. As of the Effective Date, Remedent represents and warrants to Den-Mat as follows:
     14.1.1 Organization. Remedent Nevada is a duly organized corporation, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to conduct its business as it is currently conducted by it and to own, operate and lease its assets. Remedent Belgium is a duly organized corporation, validly existing and in good standing under the laws of Belgium and has the corporate power and authority to conduct its business as it is currently conducted by it and to own, operate and lease its assets. Each of Remedent Nevada and Remedent Belgium is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so licensed or qualified, except where the failure to be so qualified would not have a material adverse effect on Remedent Nevada, Remedent Belgium, their respective businesses or their collective ability to fulfill their obligations under this Agreement.
     14.1.2 Authorization. Each of Remedent Nevada and Remedent Belgium has all required power and authority to enter into this Agreement and the other agreements, documents and instruments contemplated by this Agreement to which it will be a party (collectively, the “Remedent Transaction Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the appointments and grants set forth in this Agreement. The execution and delivery of this Agreement and the other Remedent Transaction Documents to which either Remedent Nevada or Remedent Belgium is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by directors and, to the extent required by applicable law or otherwise, by stockholders entitled to vote thereon of Remedent Nevada or Remedent Belgium, as applicable, and no other corporate action or approval by Remedent Nevada or Remedent Belgium, as applicable, is necessary for the execution, delivery or performance of this Agreement or such other Remedent Transaction Documents by Remedent Nevada or Remedent Belgium, as applicable. This Agreement has been, and each of the other Remedent Transaction Documents to which Remedent Nevada or Remedent Belgium is a party will be when executed and delivered in accordance with the terms and conditions hereof, duly executed and delivered by Remedent Nevada or Remedent Belgium, as applicable, and this Agreement is, and each of the other Remedent Transaction Documents to which Remedent Nevada or Remedent Belgium, as applicable, is a party will be when executed and delivered in accordance with the terms and conditions hereof, a valid and binding obligation of Remedent Nevada or Remedent Belgium, as applicable, enforceable against Remedent Nevada or Remedent Belgium, as the case may be, in accordance with each of its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).

     14.1.3 Compliance with Laws. Neither Remedent Nevada nor Remedent Belgium is in violation of any applicable Law which would reasonably be expected to have a material adverse impact on its business, its assets or its ability to fulfill its obligations under this Agreement. Neither Remedent Nevada nor Remedent Belgium has received any written or, to the Knowledge of Remedent, oral notice from any Governmental Authority to the effect that either Remedent Nevada or Remedent Belgium is not in compliance with any applicable Law. To the Knowledge of Remedent, no investigation, review or other Proceeding by any Governmental Authority with respect to either of Remedent Nevada or Remedent Belgium in relation to any actual or alleged violation of Law is pending or, to the Knowledge of Remedent, threatened, nor has either Remedent Nevada or Remedent Belgium received any written or, to the Knowledge of Remedent, oral notice from any Governmental Authority indicating an intention to conduct any such investigation, review or other Proceeding. None of Remedent Nevada, Remedent Belgium, any of their respective assets or properties, or any of their respective directors, officers or stockholders in their capacities as such, is a party to any consent decree, Order or similar restriction that restricts the conduct of business by Remedent Nevada or Remedent Belgium or which would otherwise reasonably be expected to have a material adverse impact on the ability of Remedent Nevada or Remedent Belgium to conduct their respective businesses.
     14.1.4 No Conflicts; Consents. Neither the execution and delivery of this Agreement or the other Remedent Transaction Documents by Remedent Nevada or Remedent Belgium, nor the consummation by them of the transactions contemplated hereby and thereby, nor the fulfillment by Remedent Nevada and Remedent Belgium of any of the terms and conditions hereof and thereof will: (a) violate any applicable Law or any Order applicable to Remedent Nevada or Remedent Belgium or any of their respective assets or properties; or (b) conflict with, violate, result in a breach of, constitute a default under or create an event that, with or without the giving of notice or the lapse of time or both, will result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or result in the loss of a benefit, or require any notice under any agreement, contract, lease, license, permit, instrument or other arrangement to which it is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of its assets). No notice to or consent of or with any Governmental Authority, or other Person, is required to be obtained by Remedent Belgium or Remedent Nevada in connection with its execution and delivery of this Agreement or the performance of its obligations hereunder.
     14.1.5 Capitalization; Subsidiaries. The authorized capital stock of Remedent Nevada consists of fifty million (50,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), of which an aggregate of eighteen million, nine hundred ninety-five thousand, nine hundred sixty-nine (18,995,969) shares are issued and outstanding, and ten million (10,000,000) shares of preferred stock, par value $0.001 per share, of which none are issued and outstanding. All of the issued and outstanding shares of capital stock of Remedent Nevada have been duly authorized and validly issued and are fully paid and nonassessable and none of them were issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights, or in violation of the Securities Act or any other applicable securities law. Except as set forth on Schedule 14.1.5, there are no outstanding options, warrants or other rights of any kind to acquire (including securities exercisable or exchangeable for or convertible into) any shares of capital stock of Remedent Nevada or securities convertible into or exchangeable or exercisable for any shares of capital stock of Remedent Nevada created by or on behalf of Remedent Nevada, and Schedule 14.1.5 sets forth the exercise, conversion or exchange price of each of the foregoing. The issue of the Warrant under this Agreement and the issue of any securities in connection with the acquisition of Glamtech-USA, Inc. by Remedent, pursuant to the Rescission Agreement between Remedent Nevada, Remedent Belgium and Glamtech-USA, Inc. and the Stock Purchase Agreements between Remedent Nevada and each of Doug Cox and Kourosh Tahmasebi, respectively, will not result in any adjustment to any such exercise, conversion or exchange price. Remedent Belgium is a wholly-owned subsidiary of Remedent Nevada. Except as set forth on Schedule 14.1.5, Remedent Nevada has no direct or indirect subsidiaries, and Remedent Nevada does not own any capital stock of, or other equity interests in, any other Person.
     14.1.6 Remedent Intellectual Property. Schedule 14.1.6 lists each patent, registered trademark, design mark, service mark and trade name, registered copyright and domain name, and each application for any of the foregoing, that is included among the Intellectual Property owned by or licensed to Remedent related to the Products. Except as set forth in Schedule 14.1.6, (a) Remedent has all right, title and interest in and to the Intellectual Property related to the Products owned by it, free and clear of all liens or other encumbrances; (b) there is no claim or notice of infringement of the Intellectual Property rights of any other Person pending or threatened in writing within the two (2) year period preceding the date hereof, against Remedent relating to the operation of Remedent’s business; (c) each material item of Intellectual Property related to the Products owned by Remedent is valid, subsisting, in full force and effect, has not been abandoned or passed into public domain, and all necessary registration, maintenance and renewal documentation and fees in connection with such Intellectual Property of Remedent have been timely filed with the appropriate authorities and paid; (d) to the Knowledge of Remedent, each material item of Intellectual Property related to the Products licensed to and used by Remedent is valid, subsisting, in full force and effect, has not been abandoned or passed into public domain, and all necessary registration, maintenance and renewal documentation and fees in connection with such Intellectual Property used by Remedent have been timely filed with appropriate authorities and paid; (e) to the Knowledge of Remedent, no Person is infringing or misappropriating the Intellectual Property of Remedent except for such infringements or misappropriations that would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Remedent, its business or its ability to fulfill its obligations under this Agreement; (f) no present or former employee of Remedent has any proprietary, financial or other interest, direct or indirect, in any material item of the Intellectual Property of Remedent; and (g) Remedent has taken reasonable precautions to protect trade secrets constituting material Intellectual Property owned or used by Remedent, including the execution of appropriate agreements. Use by Remedent of the Intellectual Property owned or licensed by Remedent does not infringe, misappropriate or violate any Intellectual Property rights of any Person.
     14.1.7 Affiliate Transactions. Except as set forth on Schedule 14.1.7 or on Remedent Nevada’s Form 10-KSB for the fiscal year ended March 31, 2008, no director or officer of Remedent, nor any member of any such person’s immediate family nor any Affiliate of Remedent is a party to any transaction with Remedent, including any contract: (a) providing for the furnishing of services to or by, (b) providing for the rental of real or personal property to or from, or (c) otherwise requiring payments to or from any such Person or any Person in which any such Person has an interest as an equity holder, director, officer, limited liability company manager or managing director (or functional equivalents of the foregoing), trustee, member or partner. No assets or properties (whether tangible or intangible) of any of such Person is used by Remedent in the conduct of its business.
     14.1.8 Significant Contracts. Schedule 14.1.8 contains a list of all contracts, agreements, indentures, notes, bonds, loans, instruments, leases, conditional sales contracts, mortgages, licenses, franchise agreements or undertakings, commitments or arrangements to which Remedent is a party and that are material to the operation of Remedent’s business, as a whole, which grant any distribution rights related to any of the Products, the Remedent Veneer Products or the Other Potential Products or which grant any Person any interest in the Intellectual Property of Remedent or any of its Affiliates related to the Products (collectively, the “Significant Contracts”). True, correct and complete copies of the Significant Contracts have been made available to Den-Mat or its agents or representatives. Except as set forth in Schedule 14.1.8: (a) each Significant Contract is in full force and effect; (b) each Significant Contract is a valid and binding obligation of Remedent thereto, enforceable against Remedent and, to the Knowledge of Remedent, the other parties thereto, in accordance with its terms and (c) no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a material breach, violation or default by Remedent under any such Significant Contract, or, to the Knowledge of Remedent, any other party thereto, or give Remedent or, to the Knowledge of Remedent, any other party thereto, the right to exercise a remedy under, or to accelerate the maturity or performance of, or to terminate or modify, any Significant Contract.
     14.1.9 Permits. Schedule 14.1.9 sets forth an accurate and complete list of all material Permits reasonably necessary for the operation of Remedent’s business (collectively, the “Remedent Permits”). Each of the Remedent Permits is in full force and effect in all material respects, and Remedent is not in violation of any of the terms, conditions and requirements of the Remedent Permits, except for such violations that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Remedent, its business or its ability to fulfill its obligations under this Agreement. Copies of all of the Remedent Permits have been made available to Den-Mat, which copies are complete and accurate (in all material respects). There is no Proceeding pending or, to the Knowledge of Remedent, threatened that: (a) questions or contests the validity of, or seeks the revocation, nonrenewal or suspension of, any Remedent Permit or (b) seeks the imposition of any material condition, administrative sanction, modification or amendment with respect to any Remedent Permit. No consents under any Remedent Permit are required to be obtained in connection with the consummation of the transactions contemplated by this Agreement.
     14.1.10 Litigation. Except as set forth in Schedule 14.1.10, there is no Proceeding pending or, to the Knowledge of Remedent, threatened in writing against Remedent that would reasonably be likely to have, individually or in the aggregate, a material adverse effect on Remedent, its business or its ability to fulfill its obligations under this Agreement. Except as set forth in Schedule 14.1.10, Remedent is not subject to any unsatisfied Order entered in any Proceeding.
     14.1.11 Labor Matters. Except as disclosed in Schedule 14.1.11: (a) Remedent is not a party to any collective bargaining agreement; (b) there are no strikes, work stoppages, slowdowns or lockouts pending or, to the Knowledge of Remedent, threatened in writing, which involve the employees of Remedent; (c) there are no arbitrations or grievances pending against Remedent; (d) to the Knowledge of Remedent, there is no organizing activity involving the employees of Remedent pending or threatened in writing by any labor union or group of employees; and (e) there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Remedent, threatened against Remedent by or on behalf of any employee of Remedent.
     14.1.12 Product Liability. There are no existing or threatened product liability or other similar claims against either of Remedent Nevada or Remedent Belgium for products or services of Remedent Nevada or Remedent Belgium. Neither Remedent Nevada nor Remedent Belgium has received any statements, citations, decisions or orders by any Governmental Authority stating that any Product manufactured, sold, shipped, designed, marketed, distributed or otherwise introduced into the stream of commerce at any time by either or both of Remedent Nevada and Remedent Belgium is defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority. To the Knowledge of Remedent, there are no material latent or overt design, manufacturing or other defects in any Product. All Products sold by Remedent in its business comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Products, including consumer product, manufacturing, labeling, quality and safety laws of the United States and each state in which the Products are sold and each other jurisdiction (including foreign jurisdictions) in which the Products are sold.
     14.1.13 Insurance. Remedent maintains adequate policies of insurance to provide coverage to either or both of Remedent Nevada and Remedent Belgium, their assets and their businesses, and all such policies (a) are currently valid, outstanding and enforceable, (b) provide adequate coverage for the business and assets of Remedent; and (c) are sufficient for compliance with all applicable Laws and Significant Contracts; and neither Remedent Nevada nor Remedent Belgium has received any written, or to the Knowledge of Remedent, oral notice of cancellation, termination, non-renewal or reduction in or refusal of coverage under any policy of insurance within the past three (3) years or other indication that any insurance policy is no longer in full force and effect or will not be renewed and no material dispute with any insurance carrier exists with respect to the scope of any insurance coverage.
     14.1.14 SEC Filings. Since March 31, 2008, Remedent Nevada has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and after March 31, 2008, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to Remedent Nevada, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     14.1.15 Disclosure. No representation, statement, or information provided by or on behalf of either of Remedent Nevada or Remedent Belgium, which is contained in this Agreement, any of the schedules to this Agreement or any of the other Remedent Transaction Documents, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the information contained therein not misleading.
For purposes of this Section 14, it shall be assumed that the acquisition of Glamtech-USA, Inc. by Remedent, pursuant to the Rescission Agreement between Remedent Nevada, Remedent Belgium and Glamtech-USA, Inc. and the Stock Purchase Agreements between Remedent Nevada and each of Doug Cox and Kourosh Tahmasebi, respectively, has been consummated in accordance with the terms set forth in such agreements.
14.2 Representations and Warranties of Den-Mat. As of the Effective Date, Den-Mat represents and warrants to Remedent as follows:
     14.2.1 Organization. Den-Mat is a duly organized limited liability company, validly existing and in good standing under the laws of the State of Delaware, and has the limited liability company power and authority to conduct its business as it is currently conducted by it and to own, operate and lease its assets. Den-Mat is duly licensed or qualified to do business as a foreign limit liability company and is in good standing (to the extent such concept is applicable to it) in each jurisdiction in which it is required to be so licensed or qualified, except where the failure to be so qualified would not have a material adverse effect on Den-Mat, its business or its ability to fulfill its obligations under this Agreement.
     14.2.2 Authorization. Den-Mat has all required power and authority to enter into this Agreement and the other agreements, documents and instruments contemplated by this Agreement to which it will be a party (collectively, the “Den-Mat Transaction Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Den-Mat Transaction Documents to which Den-Mat is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the managers and members of Den-Mat entitled to vote thereon, and no other limited liability company action or approval by Den-Mat is necessary for the execution, delivery or performance of this Agreement or such other Den-Mat Transaction Documents by Den-Mat. This Agreement has been, and each of the other Den-Mat Transaction Documents to which Den-Mat is a party will be when executed and delivered in accordance with the terms and conditions hereof, duly executed and delivered by Den-Mat, and this Agreement is, and each of the other Den-Mat Transaction Documents to which Den-Mat is a party will be when executed and delivered in accordance with the terms and conditions hereof, a valid and binding obligation of Den-Mat, enforceable against it accordance with each of its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).
     14.2.3 Compliance with Laws. Den-Mat is not in violation of any applicable Law which would reasonably be expected to have a material adverse impact on its business, its assets or its ability to fulfill its obligations under this Agreement. Den-Mat has not received any written or, to the Knowledge of Den-Mat, oral notice from any Governmental Authority to the effect that Den-Mat is not in compliance with any applicable Law. To the Knowledge of Den-Mat, no investigation, review or other Proceeding by any Governmental Authority with respect to Den-Mat in relation to any actual or alleged violation of Law is pending or, to the Knowledge of Den-Mat, threatened, nor has Den-Mat received any written or, to the Knowledge of Den-Mat, oral notice from any Governmental Authority indicating an intention to conduct any such investigation, review or other Proceeding. None of Den-Mat, any of its assets or properties, or any of its directors, officers or stockholders in their capacities as such, is a party to any consent decree, Order or similar restriction that restricts the conduct of business by Den-Mat or which would otherwise reasonably be expected to have a material adverse impact on the ability of Den-Mat to conduct its business.
     14.2.4 No Conflicts; Consents. Neither the execution and delivery of this Agreement or the other Den-Mat Transaction Documents by Den-Mat, nor the consummation by Den-Mat of the transactions contemplated hereby and thereby, nor the fulfillment by Den-Mat of any of the terms and conditions hereof and thereof will: (a) violate any applicable Law or any Order applicable to Den-Mat or any of its assets or properties; or (b) conflict with, violate, result in a breach of, constitute a default under or create an event that, with or without the giving of notice or the lapse of time or both, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or result in the loss of a benefit, or require any notice under any agreement, contract, lease, license, permit, instrument, or other arrangement to which it is a party or by which it is bound or to which any of its assets is subject (or, except as permitted by Section 20.4, result in the imposition of any lien upon any of its assets). No notice to or consent of or with any Governmental Authority, or other Person, is required to be obtained by Den-Mat in connection with Den-Mat’s execution and delivery of this Agreement or the performance of its obligations hereunder, excluding notices given and consents obtained prior to the date of this Agreement.
     14.2.5 Litigation. There is no Proceeding pending or, to the Knowledge of Den-Mat, threatened in writing against Den-Mat that would reasonably be likely to have, individually or in the aggregate, a material adverse effect on Den-Mat, its business or its ability to fulfill its obligations under this Agreement. Den-Mat is not subject to any unsatisfied Order entered in any Proceeding.
     14.2.6 Insurance. Den-Mat maintains adequate policies of insurance to provide coverage to it, its assets and its business, and all such policies (a) are currently valid, outstanding and enforceable, (b) provide adequate coverage for the business and assets of Den-Mat and (c) are sufficient for compliance with all applicable Laws; and Den-Mat has not received any written, or to the Knowledge of Den-Mat, oral notice of cancellation, termination, non-renewal or reduction in or refusal of coverage under any policy of insurance within the past three (3) years or other indication that any insurance policy is no longer in full force and effect or will not be renewed and no material dispute with any insurance carrier exists with respect to the scope of any insurance coverage.
     14.2.7 Labor Matters. (a) Den-Mat is not a party to any collective bargaining agreement; (b) there are no strikes, work stoppages, slowdowns or lockouts pending or, to the Knowledge of Den-Mat, threatened in writing, which involve the employees of Den-Mat; (c)

there are no arbitrations or grievances pending against Den-Mat; (d) to the Knowledge of Den-Mat, there is no organizing activity involving the employees of Den-Mat pending or threatened in writing by any labor union or group of employees; and (e) there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Den-Mat, threatened against Den-Mat by or on behalf of any employee of Den-Mat.
     14.2.8 Securities Act Representations. Den-Mat is an “accredited investor” as that term is defined under the Securities Act. Den-Mat will acquire the Warrants for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, and Den-Mat has no present intention of distributing or selling to others any of such Warrants and the shares issuable upon exercise thereof or granting any participation therein. Den-Mat is aware of the limited provisions for transferability of the Warrants and the shares issuable upon exercise thereof. Den-Mat has no need for liquidity in this investment, can afford a complete loss of the investment in the Warrants and can afford to hold the investment in the Warrants for an indefinite period of time. Den-Mat acknowledges the Warrants will bear a restrictive legend.
15. Closing. The closing under this Agreement (the “Closing”) will take place: (a) at the offices of Kelley Drye & Warren LLP, located at 101 Park Avenue, New York, New York 10178, (b) at 10:00 a.m. (New York time) on August 24, 2008 (the “Closing Date”).
16. Closing Conditions.
16.1 Conditions to the Obligation of Remedent. The obligation of Remedent to consummate the transactions contemplated by this Agreement in connection with the Closing shall be subject to the satisfaction by Den-Mat or waiver by Remedent on or prior to the Closing Date of each of the following conditions (unless waived by Remedent in writing):
     16.1.1 The representations and warranties of Den-Mat contained in Section 14.2 shall be true and correct in all respects (if qualified by materiality) and shall be true and correct in all material respects (if not qualified by materiality), as if made at and as of the Closing.
     16.1.2 Den-Mat shall have duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by Den-Mat at or before the Closing.
     16.1.3 Den-Mat shall have taken such actions as are reasonably necessary to cause each of Evelyne Jacquemyns and Cyrus Tahmesebi to be appointed as members of the advisory board of Den-Mat as of the Effective Date.
16.2 Conditions to the Obligation of Den-Mat. The obligation of Den-Mat to consummate the transactions contemplated by this Agreement in connection with the Closing shall be subject to the satisfaction by Remedent on or prior to the Closing Date of each of the following conditions (unless waived by Den-Mat in writing):
     16.2.1 The representations and warranties of Remedent contained in Section 14.1 shall be true and correct in all respects (if qualified by materiality) and shall be true and correct in all material respects (if not qualified by materiality), as if made at and as of the Closing.

     16.2.2 Remedent shall have duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by Remedent at or before the Closing.
     16.2.3 Remedent shall have delivered to Den-Mat an opinion, dated the Closing Date, of Bullivant Houser Bailey PC substantially in the form attached as Exhibit B.
     16.2.4 Remedent shall have delivered to Den-Mat executed copies of the following: (a) a Non-Competition Agreement duly executed by Guy De Vreese substantially in the form attached as Exhibit C hereto (the “De Vreese Non-Competition Agreement”) and (b) a Non-Competition Agreement duly executed by Evelyne Jacquemyns substantially in the form attached as Exhibit D hereto (the “Jacquemyns Non-Competition Agreement”).
     16.2.5 Remedent Nevada shall have issued to Den-Mat warrants to purchase up to Three Million, Three Hundred Seventy-Eight Thousand, Three Hundred Seventy-Nine (3,378,379) shares of Remedent Nevada’s common stock at an exercise price of $1.48 per share, pursuant to a Warrant substantially in the form attached as Exhibit E (the “Warrant”) and shall have executed and delivered to Den-Mat a Registration Rights Agreement substantially in the form attached as Exhibit F.
     16.2.6 On or prior to the Effective Date, Remedent shall terminate all existing distribution rights held by other Persons with respect to the Products in the Territory.
17. Confidentiality.
17.1 Confidential Information of Den-Mat. All Confidential Information with respect to Den-Mat and its Affiliates that is disclosed to Remedent by Den-Mat, its Affiliates or representatives, whether in physical or intangible form, and all Confidential Information regarding Den-Mat of which Remedent becomes aware in connection with its performance of manufacturing and other services on behalf of Den-Mat in connection with this Agreement, shall be held as confidential by Remedent. Such information shall at all times remain the property of Den-Mat and Den-Mat shall own and retain all right, title and interest therein and thereto. Remedent shall hold all Confidential Information in confidence, using the same degree of care to prevent unauthorized disclosure or access that it uses with its own confidential information of similar type, and shall not disclose such Confidential Information to others, allow others to access it, or use it in any way, commercially or otherwise, except in direct furtherance of this Agreement. Remedent may disclose Confidential Information to its employees and its attorneys, accountants and other confidential advisors with a need to know such Confidential Information in connection with this Agreement; provided, however, that all such employees and advisors are bound by obligations to maintain the confidentiality of the Confidential Information at least as protective as those set forth in this Agreement. Except as set forth herein, nothing in this Agreement shall be construed as conveying any other right or license (implied or otherwise) to Remedent in such Den-Mat Confidential Information.
     17.1.1 Permitted Disclosure. If Remedent is compelled to disclose all or any part of any Confidential Information by any Governmental Authority, it shall, to the extent practicable and subject to applicable laws, first give prompt written notice of such request to Den-Mat to enable Den-Mat to seek a protective order or take other appropriate measures to prevent or modify the disclosure, and shall, at Den-Mat’s expense, cooperate in such efforts.
     17.1.2 Exclusions. Confidential Information with respect to Den-Mat and its Affiliates shall not include information if and to the extent Remedent can demonstrate such information: (a) is or becomes known to the public other than by disclosure by Remedent in violation of this Agreement; (b) was known to Remedent before disclosure hereunder, without a duty of confidentiality; (c) was independently developed by Remedent outside of this Agreement and without reference to or use of any Confidential Information of Den-Mat; or (d) was rightfully obtained by Remedent from a third party without a duty of confidentiality in favor of Den-Mat.
     17.1.3 Return of Confidential Information. Upon the termination of this Agreement, Remedent shall promptly return to Den-Mat all Confidential Information with respect to Den-Mat and its Affiliates and all copies, summaries, excerpts and abstracts thereof then in its possession. Notwithstanding the foregoing, Remedent may keep one copy of any document requested to be returned or destroyed in the files of its legal department or outside counsel for record purposes only and for purposes of ensuring compliance with the terms of this Agreement.
     17.1.4 Injunctive Relief. Remedent acknowledges and agrees that in the event of any breach or threatened breach of its obligations hereunder with respect to Confidential Information, damages will not be an adequate remedy and Den-Mat shall be entitled to obtain injunctive relief, without having to post a bond or other security.
17.2 Confidential Information of Remedent. All Confidential Information with respect to Remedent and its Affiliates that is disclosed to Den-Mat by Remedent, its Affiliates or representatives, whether in physical or tangible form, and all Confidential Information regarding Remedent of which Den-Mat becomes aware in connection with its performance of this Agreement shall be held as confidential by Den-Mat. Such Confidential Information shall at all times remain the property of Remedent and Remedent shall own and retain all right, title and interest therein and thereto, except for the interests granted to Den-Mat as part of the license contemplated by this Agreement. Den-Mat shall hold all Confidential Information in confidence, using the same degree of care to prevent unauthorized disclosure or access that it uses with its own confidential information of similar type, and shall not disclose such Confidential Information to others, allow others to access it, or use it in any way, commercially or otherwise, except in direct furtherance of this Agreement. Den-Mat may disclose the Remedent Confidential Information to its employees and its attorneys, accountants, financing sources and other confidential advisors with a need to know such Confidential Information in connection with this Agreement or their representation of Den-Mat generally; provided, however, that all such employees and advisors are bound by obligations to maintain the confidentiality of such Confidential Information at least as protective as those set forth in this Agreement. Except as set forth herein, nothing in this Agreement shall be construed as conveying any other right or license (implied or otherwise) to Den-Mat in such Remedent Confidential Information.
     17.2.1 Permitted Disclosure. If Den-Mat is compelled to disclose all or any part of any Remedent Confidential Information by any Governmental Authority, it shall, to the extent practicable and subject to applicable laws, first give prompt written notice of such request to Remedent to enable Remedent to seek a protective order or take other appropriate measures to prevent or modify the disclosure, and shall, at Remedent’s expense, cooperate in such efforts.
     17.2.2 Exclusions. Confidential Information with respect to Remedent and its Affiliates shall not include information if and to the extent Den-Mat can demonstrate such information: (a) is or becomes known to the public other than by disclosure by Den-Mat in violation of this Agreement; (b) was known to Den-Mat before disclosure hereunder, without a duty of confidentiality; (c) was independently developed by Den-Mat outside of this Agreement and without reference to or use of any Confidential Information of Remedent; or (d) was rightfully obtained by Den-Mat from a third party without a duty of confidentiality. Den-Mat may also use and disclose Confidential Information of Remedent to the extent such information is otherwise permitted to be used or disclosed by Den-Mat pursuant to other provisions of this Agreement, including to sub-distributors and subcontractors who agree to maintain the confidentiality thereof on terms comparable to those set forth in this Section 17.
     17.2.3 Return of Confidential Information. Upon the termination of this Agreement, Den-Mat shall promptly return to Remedent all Confidential Information with respect to Remedent and its Affiliates and all copies, summaries, excerpts and abstracts thereof then in its possession. Notwithstanding the foregoing, Den-Mat may keep one copy of any document requested to be returned or destroyed in the files of its legal department or outside counsel for record purposes only and for purposes of ensuring compliance with the terms of this Agreement.
     17.2.4 Injunctive Relief. Den-Mat acknowledges and agrees that in the event of any breach or threatened breach of its obligations hereunder with respect to Confidential Information, damages will not be an adequate remedy and Remedent shall be entitled to obtain injunctive relief, without having to post a bond or other security.
18. Indemnification.
18.1 Indemnification by Den-Mat. Den-Mat shall defend, indemnify and hold harmless Remedent and its Affiliates and its and their respective officers, directors, members, managers, employees, agents and representatives from and against any and all claims, judgments, damages, liabilities, actions, demands, costs, expenses or losses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), to the extent resulting from, arising out of, or in connection with, an act or omission of Den-Mat in connection with performance of its obligations under this Agreement and the other Den-Mat Transaction Documents, or the breach of any representation, warranty or covenant made by Den-Mat in this Agreement or any of the other Den-Mat Transaction Documents.
18.2 Indemnification by Remedent. Remedent shall defend, indemnify and hold harmless Den-Mat and its Affiliates and its and their respective officers, directors, members, managers, employees, agents and representatives from and against any and all Liabilities, to the extent resulting from, arising out of, or in connection with any act or omission by Remedent in connection with performance of its obligations under this Agreement and the other Remedent

Transaction Documents, or the breach of any representation, warranty or covenant made by Remedent in this Agreement or any of the other Remedent Transaction Documents.
18.3 IP Indemnity. Remedent shall indemnify Den-Mat and its Affiliates and its and their respective officers, directors, members, managers, employees, agents and representatives from and against any and all Liabilities, to the extent resulting from, arising out of, or in connection with any infringement or alleged infringement of the Products, the Intellectual Property of Remedent, or any use or application thereof upon any Intellectual Property of any Person. If the manufacture, distribution, marketing, licensing, sale or use of any Product or Intellectual Property, as contemplated by this Agreement, is enjoined as a result of any Intellectual Property claim or judgment, then Remedent, in addition to its other obligations under this Agreement, shall, at its option, (i) obtain for Den-Mat, at Remedent’s expense, any license required for Den-Mat to manufacture, market, distribute, license and sell the Products as contemplated by this Agreement, or (ii) redesign the infringing item or items to be non-infringing, while maintaining the original function thereof or (iii) replace the infringing item or items with an equivalent, non-infringing item approved by Den-Mat.
18.4 Indemnification Procedures. A Party seeking indemnification under this Section 18 for itself or any of its Affiliates or any of its or their respective officers, directors, members, managers, employees, agents and representatives (collectively in this capacity, the “Indemnified Party”) shall promptly notify the Party from whom indemnification is sought (in this capacity, the “Indemnitor”) of any Liability in respect of which such Indemnified Party intends to claim indemnification; provided, however, that the failure to so notify the Indemnitor shall not affect the Indemnified Party’s rights to indemnification hereunder except to the extent that the Indemnitor is materially prejudiced by such failure. With respect to any Liabilities that relate to a third party claim, the Indemnified Party shall permit the Indemnitor to control the defense of any such Liabilities; provided, however, if the Indemnified Party reasonably determines that the joint representation of the Indemnified Party and the Indemnitor by a single counsel would result in a conflict of interest arising out of the joint representation by counsel selected by the Indemnitor of the interests of the Indemnitor and the Indemnified Party, the Indemnitor shall be entitled to engage separate counsel to represent the Indemnified Party (at the Indemnitor’s sole cost and expense) and, if the Indemnitor fails to do so, the Indemnitor shall not be entitled to assume the Indemnified Party’s defense of such Liability. If the Indemnitor assumes the defense of any Liability, the Indemnitor shall consult with the Indemnified Party for the purpose of allowing the Indemnified Party to participate in such defense, but in such case the legal expenses of the Indemnified Party incurred as a result of such participation shall be paid by the Indemnified Party. With respect to any Proceeding for which the Indemnitor has assumed the defense of an Indemnified Party, the Indemnitor shall promptly inform the applicable Indemnified Party of all material developments related thereto, including copying such Indemnified Party on all pleadings, filings and other correspondence relating thereto. If the Indemnitor fails to assume and defend a Liability or if, after commencing or undertaking any such defense, the Indemnitor fails to prosecute such Liability, the Indemnified Party shall have the right to undertake the defense or settlement thereof. With respect to any Liabilities that relate to a third party claim, the Indemnified Party shall have the right to settle such Liabilities, provided the Indemnified Party consents in writing to such settlement, which consent shall not be unreasonably withheld.

19. Force Majeure Events.
19.1 No Liability. No Party shall be liable for its failure to perform its obligations under this Agreement to the extent that such performance is made impracticable due to any occurrence beyond its reasonable control, including, without limitation: acts of God; fires; floods; wars; sabotage; labor disputes or shortages; governmental laws, ordinances, rules, regulations, standards or decrees, whether valid or invalid (including, but not limited to, those related to priorities, requisitions and allocations); inability to obtain raw material, equipment or transportation; and any other similar occurrences (any such occurrence, a “Force Majeure Event”). The Parties acknowledge and agree that this Section 19 will not be applicable to any payment obligations of either party. During a Force Majeure Event that results in Remedent being unable to supply Products to Den-Mat as provided in this Agreement, the purchase obligations of Den-Mat in each Contract Year will be reduced pro rata based on the number of days in such Force Majeure Event divided by 365, and the Contract Year or Contract Period, as the case may be, in which such Force Majeure Event occurs will not be extended.
19.2 Notification. If a Party fails to perform its obligations under this Agreement as a result of a Force Majeure Event, such Party shall immediately give written notice to the other Parties of such Force Majeure Event, which notice shall include a summary of the occurrence, a reasonably detailed description of the impact on such Party and, if available, a non-binding estimate of how long such Force Majeure Event will prevent such Party from fulfilling its obligations under this Agreement. The affected Party shall use all reasonable efforts to remedy such occurrence or failure to comply with its obligations under this Agreement with all reasonable dispatch. Subject to Section 19.1 and 19.3 to the extent required by any Force Majeure Event, the performance by each Party of its obligations under this Agreement shall be suspended during the continuance of such Force Majeure Event (but for no longer period), and the time periods for the performance by a Party of its obligations, or the exercise of its rights, under this Agreement shall be extended for a period of time equal to the duration of such Force Majeure Event and this Agreement shall otherwise remain unaffected. Notwithstanding the foregoing, if at any time during the term of this Agreement a Force Majeure Event is remedied or such compliance is achieved, such Party shall promptly notify the other Parties and any such suspension shall end.
19.3 Termination. If a Force Majeure Event prevents Remedent from fulfilling its obligations under this Agreement for a period of sixty (60) days or more, Den-Mat shall have the right at any time thereafter during the term of this Agreement to terminate this Agreement without liability to Remedent effective immediately upon notice of termination to Remedent. The right set forth in this Section 19.3 shall be in addition to, and shall not be exclusive of or prejudicial to, any other rights, powers or remedies Den-Mat may have under this Agreement, at law, in equity or otherwise on account of the non-performance (or threatened or anticipated non-performance) by Remedent of any of its obligations under this Agreement. The exercise of such right by Den-Mat shall not under any circumstance be deemed to constitute or operate as a waiver of Den-Mat’s right to require Remedent to fully perform, or a release of Remedent from, its obligations under this Agreement. As an alternative to any such termination of this Agreement pursuant to this Section 19.3, in lieu of a notice of termination Den-Mat may deliver a notice that it is terminating only its required purchase obligations and Remedent’s required supply obligations under Section 7 through the scheduled end of the Guaranty Period then in effect (or, if such notice is delivered after the third (3rd) anniversary of the commencement of the

Guaranty Period, the scheduled end of the Contract Year then in effect), and thereafter this Agreement shall continue until terminated in accordance with its terms except all such purchase and supply obligations shall be treated as having been satisfied through the scheduled end of the Guaranty Period then in effect (or, if such notice is delivered after the third (3rd) anniversary of the commencement of the Guaranty Period, the scheduled end of the Contract Year then in effect) without the requirement for further action by the Parties.
20. Miscellaneous.
20.1 Expenses. Except as otherwise specifically provided for in this Agreement, each Party shall bear its expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) incurred in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith.
20.2 Further Actions. Subject to the terms and conditions of this Agreement, each Party shall execute and deliver such certificates and other documents and take such actions as may reasonably be requested by any other Party in order to effect the transactions contemplated by this Agreement.
20.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if: (a) delivered personally; (b) mailed, using certified or registered mail with postage prepaid; or (c) sent by next-day or overnight mail or delivery using an internationally recognized overnight courier service, as follows:

To Remedent Nevada or Remedent Belgium:	Remedent, Inc. or Remedent, N.V.
Xavier De Cocklaan
42,9831
Deurle, Belgium
Attn: Guy De Vreese

with a copy (which shall not constitute notice) sent to:	Bullivant Houser Bailey PC 1415 L Street, Suite 1000 Sacramento, California 95814
Attn: Scott E. Bartel

To Den-Mat:	Den-Mat Holdings, LLC
2727 Skyway Drive
Santa Maria, California 93455
Attn: Chief Executive Officer

with a copy (which shall not	Kelley Drye & Warren LLP
constitute notice) sent to:	400 Atlantic Street, 13th Floor
Stamford, Connecticut 06901
Attn: John T. Capetta
or, in each case, at such other address as may be specified in writing to the other Parties in accordance with this Section 20.3.
     All such notices, requests, demands, waivers and other communications shall be deemed to have been received: (a) if by personal delivery, on the day of such delivery; (b) if by certified or registered mail, on the third (3rd) Business Day after the mailing thereof; or (c) if by next-day or overnight mail or delivery, on the day delivered.
20.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Remedent shall not assign this Agreement either in whole or in part without the prior written consent of Den-Mat. Den-Mat shall not assign this Agreement either in whole or in part without the prior written consent of Remedent; provided, however, that Den-Mat shall have the right to assign this Agreement either in whole or in part to Affiliates of Den-Mat, to any successor to all or substantially all of Den-Mat’s business and in connection with a collateral assignment to lenders. Any attempted assignment or delegation in violation of this Section 20.4 will be void. Except as expressly set forth in Section 17, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the Parties and the successors and assigns permitted by this Section 20.4, any right, remedy or claim under or by reason of this Agreement.
20.5 Amendment; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party or Parties against whom enforcement of the amendment, modification, discharge or waiver is sought; provided, however, that if Den-Mat is the Party against whom enforcement of any amendment, modification, discharge or waiver is sought, such amendment, modification, discharge or waiver will only be valid and binding if duly approved by the board of managers of Den-Mat. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party or Parties granting such waiver in any other respect or at any other time. The waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity. Notwithstanding the foregoing, any amendment pursuant to Sections 2.2.3, 2.4.1 and 3.4.1 shall be implemented as provided therein.
20.6 Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder) and the agreements expressly contemplated to be executed and delivered by the Parties pursuant to this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements, understandings of the Parties (including the letter of intent, dated June 9, 2008, between Den-Mat and Remedent, as amended, and the Mutual Non-Disclosure and Confidentiality Agreement, dated April___, 2008, by and among Remedent, Den-Mat and GlamTech-USA Inc.), and written or oral representations of any Party with respect to the subject matter of this Agreement.
20.7 Severability. If any provision of this Agreement shall be held or declared to be invalid or unenforceable, such invalid or unenforceable provision shall not affect any other provision of this Agreement, and the remainder of this Agreement, and each Party’s obligations hereunder, shall continue in full force and effect as though such provision had not been contained in this Agreement and, if permitted under applicable rules of instruction and interpretation, such provision shall be reformed to the extent necessary to render such provision valid and enforceable and to reflect the intent of the Parties to the maximum extent possible under applicable law.
20.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
20.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, regardless of whether all of the Parties have executed the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
20.10 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW RULE THAT WOULD CAUSE THE APPLICATION OR THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF NEW YORK TO THE RIGHTS AND DUTIES OF THE PARTIES.
20.11 Consent to Jurisdiction.
     20.11.1 EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTIES AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF THE COURTS IN THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT THEREFROM (COLLECTIVELY, THE “NEW YORK COURTS”), IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATING THERETO, AND EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES THAT

ALL CLAIMS IN RESPECT OF ANY SUCH PROCEEDING SHALL BE HEARD AND DETERMINED IN THE NEW YORK COURTS. EACH OF THE PARTIES AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
     20.11.2 EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OF THE NEW YORK COURTS. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY OF THE NEW YORK COURTS.
20.12 Waiver of Punitive and Other Damages and Jury Trial.
     20.12.1 THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FORGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     20.12.2 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     20.12.3 EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.12.3.
20.13 No Waiver; Remedies. No Party shall by any act (except by written instrument pursuant to Section 20.5), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising on the part of any Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
20.14 No Limitation on Competitive Activities. Nothing in this Agreement shall, or shall be construed to, limit in any way Den-Mat’s right and ability to manufacture, market, distribute, license and sell any other products or services in the Territory, regardless of whether such other products or services compete with the Products.
20.15 No Partnership or Joint Venture. Nothing in this Agreement shall be construed as (a) giving any Party any rights as a partner in or owner of the business of the other Parties, (b) entitling a Party to control in any manner the conduct of the other Parties’ business, or (c) making any Party a joint venturer, joint employer, principal, agent, or employee of the other Parties. Except as expressly set forth in this Agreement or in any of the agreement or instruments contemplated hereby, no Party shall have, nor shall it represent itself as having, the power to make any contracts or commitments in the name of or binding upon any of the other Parties.
20.16 Jointly Drafted; Review by Counsel. The Parties have participated in the negotiation and drafting of this Agreement and have had the opportunity to review the Agreement with counsel of their choosing. In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
20.17 Specific Performance. Each of the Parties acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching Party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Parties (a) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement; and (b) shall waive, in any action for specific performance, the defense of the adequacy of a remedy at law.
20.18 Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Unless otherwise expressly specified in this Agreement: (a) the words “hereof”, “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision; (b) the words “include”, “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”; (c) the word “or” is not exclusive and is deemed to have the meaning “and/or”; (d) words using the singular or plural number shall also include the plural or singular number, respectively; (e) the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word; (f) references to a Person shall include the permitted successors and assigns thereof; (g) references made in this Agreement to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement; and (h) all consents and approvals are in the sole discretion of the Party requested to give such consent or approval, unless otherwise expressly provided.

20.19 Mitigation. Each Party shall take commercially reasonable efforts to mitigate its damages in the event of a breach of this Agreement by the other Party.
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     IN WITNESS WHEREOF, Remedent Nevada, Remedent Belgium and Den-Mat, by their respective authorized representatives set forth below, have signed this Agreement as of the Effective Date.

REMEDENT, INC.		REMEDENT, N.V.
“Remedent Nevada”		“Remedent Belgium”

By:	/s/ Guy De Vreese	By:	/s/ Guy De Vreese

Name: Guy De Vreese		Name: Guy De Vreese

Title: Chairman of the Board		Title: Chief Executive Officer
DEN-MAT HOLDINGS, LLC
“Den-Mat”

By:	/s/ Nicholas Teti

Name: Nicholas Teti

Title: Chief Executive Officer

Schedule 1
Definitions
               (a) “Affiliate” shall mean, with respect to an entity, any entity that Controls, is Controlled by, or is under common Control with, that entity.
               (b) “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to remain closed.
               (c) “Change of Control” shall mean any: (i) merger, reorganization, consolidation or other business combination that results in DLJ Merchant Banking Partners or its Affiliates transferring a majority of their collective equity interests in Den-Mat to any Person (independently or together with any Affiliates of such Person) other than other Affiliates of DLJ Merchant Banking Partners, (ii) sale of all or substantially all of the assets of Den-Mat to any Person (independently or together with any Affiliates of such Person) other than DLJ Merchant Banking Partners or its Affiliates or (iii) sale by DLJ Merchant Banking Partners and its Affiliates of a majority of their outstanding membership interests in Den-Mat to any Person (independently or together with any Affiliates of such Person) other than other Affiliates of DLJ Merchant Banking Partners.
               (d) “Confidential Information” of any Person shall mean all confidential or proprietary information of such Person, including financial statements, customer and supplier lists, reports, marketing studies, and business plans and forecasts, whether written, oral, or in electronic or other form and whether prepared by such Person, its Affiliates or its representatives.
               (e) “Contract Period” shall mean the following periods, (a) the first fifteen (15) months of the Guaranty Period; (b) the subsequent twelve (12) months of the Guaranty Period; (c) the subsequent nine (9) months of the Guaranty Period and (d) each subsequent twelve (12) month period thereafter, in each case during which the Guaranty Period is in effect.
               (f) “Contract Year” shall mean the twelve (12) month period commencing on the first day of the Guaranty Period and on each subsequent anniversary of such date, in each case during which the Guaranty Period is in effect.
               (g) “Control” (including with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession directly or indirectly of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise; provided, however, that beneficial ownership of more than fifty percent (50%) or more of the voting power of an entity shall be deemed to be Control.
               (h) “EBITDA Multiple” shall mean the purchase price paid for Den-Mat in a Change of Control transaction divided by the EBITDA of Den-Mat for the period of twelve (12) full calendar months preceding such Change of Control. For purposed of this definition “EBITDA” means the consolidated earnings, before interest, taxes, amortization and depreciation, of Den-Mat as shown on its internal financial statements but (A) before giving effect to any royalty payments under this Agreement and (B) as adjusted for non-recurring expenses. For purposes of this definition, the price paid for Den-Mat in such Change of Control shall mean the purchase price stated in the purchase agreement for such Change of Control transaction, without giving effect to any escrow holdback, earn-out, post-closing adjustment or other contingent increase or decrease in the purchase price contemplated by such purchase agreement.
               (i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
               (j) “Excluded Markets” shall mean the territories identified on Schedule 2.2.1, as the list of such territories shall be modified from time to time pursuant to Section 2.2.3.
               (k) “Exclusivity Period” shall mean the period commencing on the Effective Date and ending concurrently with the termination of the Guaranty Period.
               (l) “GlamSmile Non-Tray Technology” shall mean the GlamSmile Technology and Processes described in Item 2 of Annex A.
               (m) “GlamSmile Product” shall mean all of Remedent’s GlamSmile products, whether now existing or hereafter developed or acquired, including all of Remedent’s GlamSmile veneer products (whether made in or out of Trays) made of any material (e.g., hybrid porcelain and full porcelain) and any private label materials or tools used in the placement of the veneers bearing the GlamSmile name or brand, and the GlamSmile Technology and Processes incorporated therein, regardless of whether such products, technology or processes are sold under the name or brand “GlamSmile,” “Lumineer” or otherwise.
               (n) “GlamSmile Technology and Processes” shall mean (i) the Intellectual Property provided by Remedent to Den-Mat pursuant to this Agreement and (ii) the processes described in Annex A, in each case which are used in connection with the development and manufacturing of the Products and which were not known to Den-Mat prior to the Effective Date other than as a result of disclosures to Den-Mat by Remedent.
               (o) “GlamSmile Tray Technology” shall mean the GlamSmile Technology and Processes used to develop and manufacture Trays.
               (p) “Governmental Authority” shall mean any: (a) federal, state, regional, county, city, municipal or local government, whether foreign or domestic; (b) governmental or quasi-governmental authority of any nature, including any regulatory or administrative agency, commission, department, board, bureau, court, tribunal, arbitrator, arbitral body, agency, branch, official entity or other administrative or regulatory body obtaining authority from any of the foregoing, including courts and any supra-national organization, state, county, city or other political subdivision; or (c) other Person exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

               (q) “Guaranty Period” shall mean the three year period commencing on the first day of the first calendar month arising after (a) Soca Networks Pte. Ltd.’s manufacturing facility in [***] has commenced normal operations, (b) Remedent has evidenced to Den-Mat, to the satisfaction of Den-Mat, the ability to produce [***] Units/Teeth per month at such manufacturing facility and (c) Remedent has evidenced to Den-Mat, to the satisfaction of Den-Mat, receipt of the certifications set forth on Schedule 8.7, which period shall be subject to early termination pursuant to Section 7.5 and 13.2.2 and subject to extension as provided in Section 7.5.1.
               (r) “Intellectual Property” shall mean a patent, patent application, industrial design, invention, design, trade secret, idea, work, methodology, technology, innovation, creation, concept, moral right, development drawing, research, analysis, know-how, experiment, copyright, trademark, service mark, data, formula, method, procedure, process, system or technique and any registration, application, right or other grant analogous thereto with respect to any of the foregoing.
               (s) “Knowledge of Den-Mat” shall mean the actual knowledge of any of the executive officers of Den-Mat.
               (t) “Knowledge of Remedent” shall mean the actual knowledge of any of the executive officers of either Remedent Nevada or Remedent Belgium.
               (u) “Law” shall mean any treaty, code, statute, law, rule, regulation, convention, ordinance, Order, legally binding regulatory policy statement or similar legally binding guidance, binding directive or decree of any kind of any Governmental Authority, as well as any common law.
               (v) “Net Wholesale Price” shall mean the price Den-Mat charges per Lumineer tooth as it is invoiced to the end customer from Den-Mat’s perspective (e.g., the dentist, group practice corporation, distributor), net of any returns, discounts, special pricing, rebates or additional reasonable price deductions; provided, however, the Net Wholesale Price will regard only the price of the individual tooth (i.e., if teeth are sold in an arch for a set price in a Tray, the “price” of the Tray should be split out and deducted).
               (w) “Non-Conforming Product” shall mean any Product shipped by Remedent to Den-Mat that fails in any respect to conform to the applicable purchase order and the requirements of Section 8.7.
               (x) “Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind.
               (y) “Other Potential Products” shall mean all of Remedent’s professional dental products, and the related Intellectual Property and processes developed or otherwise available for sale by Remedent (or any of Remedent’s Affiliates) after the Effective Date, but excluding (a) the GlamSmile Products, (b) professional dental products offered for sale by Remedent on the Effective Date and (c) improvements to the products referred to in the preceding clause (b) that are not offered as separate products. For purpose of clarification, Den-

Mat acknowledges that Other Potential Products does not include non-veneer products for which the primary distribution channel is the consumer market.
               (z) “Other Products” shall mean all Other Potential Products and Remedent Veneer Products for which Den-Mat has become a distributor pursuant to Sections 2.3.
               (aa) “Party” shall mean any of Remedent, Inc., Remedent, N.V. or Den-Mat Holdings, LLC, individually, and “Parties” shall mean all of such Persons collectively.
               (bb) “Permit” shall mean any permit, license, authorization, registration, franchise, approval, certificate, variance, waiver or other authorization, approval, consent, clearance or similar right issued, granted or obtained by or from any Governmental Authority.
               (cc) “Person” shall mean any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental entity or other entity.
               (dd) “Proceeding” shall mean any action, suit, arbitration, mediation, litigation, hearing, investigation, inquiry or other proceeding of any kind.
               (ee) “Product” shall mean, collectively, the GlamSmile Products and the Other Products.
               (ff) “SEC” shall mean the Securities and Exchange Commission, and any successor agency thereto.
               (gg) “Securities Act” shall mean the Securities Act of 1933, as amended.
               (hh) “Sell-Off Period” shall mean a period of ninety (90) days after the date of expiration or termination of this Agreement.
               (ii) “Territory” means worldwide, except for: (i) the Excluded Markets and (ii) the China Market.
               (jj) “Tray” shall mean the insertion tray included among the Products into which Units/Teeth are placed for application to teeth of the end-user patient.
               (kk) “Unit/Tooth” and “Units/Teeth” shall mean the individual units of veneer in a Den-Mat order, with each such unit of veneer to be applied to a separate tooth and inclusive of units of veneer to be applied using a Tray or to be applied in any other method.
* * * *
[Index of Defined Terms follows]

Index of Defined Terms

Defined Term	Reference
Agreement	Preamble
China Market	2.1.2
Change of Control Notice	11.1
Closing	15
Closing Date	15
Common Stock	14.1.5
Den-Mat	Preamble
Den-Mat Facility	6.2.1
Den-Mat Transaction Documents	14.2.2
De Vreese Non-Competition Agreement	16.2.4
Effective Date	Preamble
Exclusivity Date	2.2.1
Exit Fee	11.1
Filing Party	3.5.2
Force Majeure Event	19.1
Glam Smile	2.1.3
Indemnified Party	18.4
Indemnitor	18.4
Jacquemyns Non-Competition Agreement	16.2.4
Liabilities	18.1
New York Courts	20.11.1
Notice of Intent to File	3.5.2
Proposed Remedent Other Products Signing Date	2.3.3
Proposed Remedent Veneer Signing Date	2.3.1
Proposed Transfer Date	2.2.3
Remedent	Preamble
Remedent Belgium	Preamble
Remedent Nevada	Preamble
Remedent Permits	14.1.9
Remedent Transaction Documents	14.1.2
Remedent Veneer Product	2.3.1
SEC Documents	14.1.14
Significant Contracts	14.1.8
Subdistributor Agreement	2.1.4
Taxes	12.2.1
Upfront Payment	6.1.1
Warrant	16.2.5